UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)-
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SUSSER HOLDINGS CORPORATION
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4525 Ayers Street Corpus Christi, TX 78415

April 14, 2014
To our fellow shareholders:
You are cordially invited to attend the annual meeting of shareholders of Susser Holdings Corporation to be held on Tuesday, May 13, 2014 at 1:30 p.m. Central Time at the offices of Susser Petroleum Company, 555 East Airtex, Houston, Texas 77073.
Details regarding the meeting and the business to be conducted are more fully described in the accompanying notice of annual meeting and proxy statement.
We hope you plan to attend the annual meeting, but even if you are planning to do so, we strongly encourage you to vote as soon as possible. You may vote your shares in advance of the meeting over the Internet, by telephone, or by completing and returning the enclosed proxy card or broker instruction card. Your vote is very important and voting as early as possible will ensure that your vote is counted at the meeting, even if you are present. Additional information about your voting options can be found in the enclosed proxy statement.
Thank you for your continuing support of Susser Holdings Corporation. We look forward to your participation in the annual meeting.

Sincerely,

Sam L. Susser
Chairman of the Board, President, Chief Executive Officer and Director

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
Susser Holdings Corporation
4525 Ayers Street
Corpus Christi, Texas 78415

Date and Time:	1:30 p.m. Central Time, Tuesday, May 13, 2014

Place:	Offices of Susser Petroleum Company, 555 East Airtex, Houston, Texas 77073. Directions to our annual meeting have been posted to our website at http://investor.susser.com.

Items of Business:
(1) Election of two Class II directors to serve terms expiring at the 2017 annual meeting of shareholders.

(2) Advisory vote on executive compensation.

(3) Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 28, 2014.

Adjournments and Postponements:
Any action on the items of business described above may be considered at the annual meeting at the time and on the date specified above or at any time and date to which the annual meeting may be properly adjourned or postponed.

Record Date:	You are entitled to vote only if you were a shareholder as of the close of business on March 28, 2014.

Voting:
Your vote is very important. Whether or not you plan to attend the annual meeting, we encourage you to read this proxy statement and to vote via telephone or Internet, or to submit your proxy or voting instructions, as soon as possible.

By order of the Board of Directors,

E.V. BONNER, JR.
Executive Vice President, Secretary and General Counsel
This notice of annual meeting and proxy statement and form of proxy are first being distributed on or about April 14, 2014.

SUSSER HOLDINGS CORPORATION 2014 PROXY STATEMENT

2014 PROXY STATEMENT SUMMARY

To assist you in reviewing the proposals to be acted upon, including the election of directors and the non-binding advisory vote on executive compensation, we call your attention to the following information about our 2013 financial performance and other milestones. The following description is only a summary. For more complete information about these topics, please review the Company's Annual Report on Form 10-K and the complete proxy statement.

Annual Meeting Information	Proxy Voting Information
When: 1:30 p.m. Central Time, Tuesday, May 13, 2014. Where: Offices of Susser Petroleum Company, 555 East Airtex, Houston, Texas 77073
You do not need to attend the annual meeting to vote your shares. You can vote your shares by proxy, on the Internet, telephonically or by mail, by following the instructions on your proxy card or the broker instruction card provided by your broker.

Voting by Telephone: 1-800-652-VOTE (8683)
Voting by Internet: www.investorvote.com/SUSS
Your vote is important to us. Even if you cannot attend the annual meeting, please vote your shares!
Shareholders will be asked to sign in upon arrival.

2013 Highlights

2013 was another record-setting year for us. It marked our 25th consecutive year of same store sales growth and another record year of revenue growth. Among other notable achievements, in 2013 we:

•	Accelerated organic growth, opening a record 29 newly constructed retail stores in 2013 and adding 32 new contracted wholesale dealer sites.

•	Completed the acquisition of Gainesville Fuel in September 2013.

•	Announced the acquisition of 47 convenience stores and 20 dealer fuel contracts from Sac-N-Pac and 3W Warren Fuel, which was completed in January 2014.

•	Held consolidated net debt to Adjusted EBITDA* to less than two times, and maintained our strong liquidity position.

•	Redeemed $425 million 8.5% bonds, reducing annual interest cost by approximately $30 million.

•	Appointed a new, highly-qualified, independent director to our board and another, highly-qualified, director to the board of Susser Petroleum Partners LP.

•	Observed an 89% increase in our stock price.

•	Observed a 32% increase in the common unit price of Susser Petroleum Partners LP, of which we own more than 50%.
•Set new records for fund-raising and involvement within the communities in which we operate.

__________________________________
* Adjusted EBITDA is a non-GAAP financial measure. For a discussion of how we use this measure, and a reconciliation of this measure to net income, please see our accompanying annual report beginning on page 27.

Matters of Business at our 2014 Annual Meeting

(1) Election of Directors (Page 11 )

Sam J. Susser.  Mr. Susser's father founded our business in the 1930s and, in addition to playing a critical role in the growth and success of our business over the past 50 years, Mr. Susser's considerable executive experience in the petroleum industry—including his prior tenure as the president of CITGO Petroleum Corporation — provides the Board with valuable insight into corporate governance, risk management, strategic and financial planning, and operating strategy.

Ronald G. Steinhart.  An independent director and former CEO in the commercial banking industry, Mr. Steinhart serves on our Audit, Compensation and Nominating and Corporate Governance Committees and brings extensive financial management acumen and corporate leadership experience to our board. Mr. Steinhart is a certified public accountant and has considerable experience serving on public company boards of directors.

(2) Advisory Vote on Executive Compensation (Page 43)

FY 2013 NEO Compensation Highlights

• Modest increases in base compensation for our CEO and other NEOs, in recognition of record 2012 performance and in keeping with findings from third party comparative compensation analysis	• Increased percentage of NEO target compensation tied to achievement of enumerated performance objectives	• Increasing emphasis on longer term performance hurdles in performance-based equity awards

94% Approval of 2012 Compensation

Approximately 94% of shares voted in favor of reported 2012 NEO compensation at our 2013 annual meeting. We will continue to refine our executive compensation program to better align the interests of executives and shareholders

(3) Ratification of Independent Registered Public Accounting Firm (Page 46)

Ernst & Young LLP

• Firm retained by our Audit Committee as our 2014 independent registered public accounting firm	• $912,242 Total Fees for 2013	• No disagreements with our independent registered public accounting firm in 2013

Our Board of Directors Recommends a Vote "FOR" Each of the Proposals Summarized Above

QUESTIONS AND ANSWERS

Proxy Materials
1. Why am I receiving these materials?
The Board of Directors (the "Board") of Susser Holdings Corporation ("Susser" or the "Company") is providing these proxy materials for you in connection with Susser's annual meeting of shareholders (the "Meeting"). As a shareholder, you are invited to attend the Meeting and are entitled to and requested to vote on the items of business described in this proxy statement.
2. What information is contained in this proxy statement?
The information in this proxy statement relates to the proposals to be voted on at the Meeting, the voting process, Susser's Board and Board committees, the compensation of directors and certain executive officers, and other required information.
3. How may I obtain Susser's Form 10-K, Annual Report, Proxy Materials and other financial information?
A copy of our 2013 Annual Report, which includes our 2013 Form 10-K, is enclosed. Current and prospective investors can access the 2013 Annual Report, which includes our 2013 Form 10-K, as well as these proxy materials and other financial information, on our Investor Relations web site at: http://investor.susser.com.
Shareholders may request another free copy of our 2013 Annual Report or our Form 10-K from:
Susser Holdings Corporation
Attn: Investor Relations
P.O. Box 9036
Corpus Christi, TX 78469-9036
(361) 884-2463
InvestorRelations@susser.com
If you are a shareholder of record, you can choose to receive our annual reports and proxy materials solely by email by following the instructions provided at http://investor.susser.com, or by contacting us at the phone number or physical or email address provided above. If you hold your Susser stock through a bank, broker or other holder of record, please refer to the information provided by that entity for instructions on how to elect not to receive paper copies of future proxy statements and annual reports. If you choose not to receive paper copies of future proxy statements and annual reports, you will receive an email message next year containing the Internet address to use to access our proxy statement and annual report. Your choice will remain in effect until you tell us otherwise.
4. How may I obtain a separate set of proxy materials?
If you share an address with another shareholder, you may receive only one set of proxy materials (including our 2013 Annual Report and proxy statement) unless you have provided contrary instructions. If you wish to receive a separate set of proxy materials, please request the additional copies by contacting Investor Relations at the address and/or phone number specified in question 3 above. A separate set of proxy materials will be sent promptly following receipt of your request.
If you are a shareholder of record and wish to receive a separate set of proxy materials in the future, please call Computershare Trust Company, N.A. at (800) 962-4284.
5. How may I request a single set of proxy materials for my household?
If you share an address with another shareholder and have received multiple copies of our proxy materials, you may write to us at the physical or email address specified in question 3 above to request delivery of a single copy of these materials.
6. What should I do if I receive more than one set of voting materials?
You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive.

Voting Information
7. How many shares must be present or represented to conduct business at the annual meeting?
The quorum requirement for holding the Meeting and transacting business is that holders of a majority of shares of Susser common stock entitled to vote must be present in person or represented by proxy. Both abstentions and broker non-votes described in question 15 are counted for the purpose of determining the presence of a quorum.
8. Who can vote?
You are entitled to vote your common stock if our records show that you held your shares as of the close of business on March 28, 2014 (the "Record Date"), including shares held directly in your name as the shareholder of record, and shares held for you as the beneficial owner through a broker, trustee or other nominee such as a bank (i.e., in 'street name'). On the Record Date, Susser had 21,649,256 shares of common stock issued and outstanding. Each share of common stock is entitled to one vote.
9. How do I vote my shares?

•
Voting by Telephone. You can vote by calling the toll-free number printed on the proxy card or, if you are a beneficial owner, in accordance with any telephonic voting instructions provided to you by the record holder, as applicable.

•
Voting by Internet. You can vote electronically in accordance with the instructions on the proxy card or, if you are a beneficial owner, in accordance with any electronic voting instructions provided to you by the record holder, as applicable.

•
Voting by Proxy Card. If you are a record holder and received a proxy card, you can vote by completing and returning your signed proxy card. To vote using your proxy card, please mark, date and sign the card and return it by mail in the accompanying postage-paid envelope. If you vote by telephone or by Internet, you should not return a proxy card unless you wish to change your vote.

•
Voting in Person. You can vote in person at the Meeting if you are a record owner of the shares to be voted. You can also vote in person at the Meeting if you present a properly signed proxy that authorizes you to vote shares on behalf of the record owner.

10. What is the deadline for voting my shares?
If you hold shares as the shareholder of record, your vote by written proxy must be received before the polls close at the Meeting and any electronic or telephonic vote must be received by 1:00 a.m. Central Time, on the day of the Meeting. If you hold shares beneficially in street name with a broker, trustee or nominee, please follow the voting instructions provided by your broker, trustee or nominee.
11. May I change my vote?
You may change your vote at any time prior to the vote at the Meeting. If you are the shareholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to the Corporate Secretary prior to your shares being voted, or by attending the Meeting and voting in person. Attendance at the Meeting will not cause your previously granted proxy to be revoked unless you specifically make that request. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, trustee or nominee, or, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, by attending the Meeting and voting in person.
12. Is my vote confidential?
Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Susser or to third parties, except: (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote and (3) to facilitate a successful proxy solicitation.
13. How are votes counted?
In the election of directors, you may vote "FOR" or "WITHHOLD" with respect to each of the nominees. In tabulating the voting results for the election of directors, only "FOR" votes are counted. For the advisory vote on executive compensation, for the ratification of the appointment of our independent registered public accounting firm and any other items of business that may be properly brought before the Meeting, you may vote "FOR," "AGAINST" or "ABSTAIN." If you "ABSTAIN" in any of the above matters, the abstention has the same effect as a vote "AGAINST."
If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items. If you sign your proxy card or voting instruction card without giving specific instructions, your shares will be voted in accordance with the recommendations of the Board ("FOR" all of the proposals).

14. What is the voting requirement to approve each of the proposals?
In the election of directors, each director will be elected by the vote of a plurality of "FOR" votes cast with respect to that director nominee. For the advisory vote on executive compensation, the ratification of the appointment of our independent registered public accounting firm and for any other items of business that may be properly brought before the Meeting, the affirmative vote of a majority of those shares present in person or by proxy and entitled to vote is required.
15. What is a Broker Non-Vote?
If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute "broker non-votes." Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. Under New York Stock Exchange (NYSE) rules, the ratification of the appointment of our independent registered public accounting firm (Proposal No. 3) is considered a "routine" matter, and brokers generally may vote on behalf of beneficial owners who have not furnished voting instructions. Brokers may not vote on the election of directors (Proposal No. 1) or the advisory vote on executive compensation (Proposal No. 2) which are considered "non-routine" proposals, unless they have received voting instructions from the beneficial owner, and to the extent that they have not received voting instructions, brokers report such number of shares as "non-votes." Shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the Meeting, assuming that a quorum is obtained.
16. What happens if additional matters are presented at the annual meeting?
Other than the three items of business described in this proxy statement, we are not aware of any other business to be acted upon at the Meeting. If you grant a proxy, the persons named as proxy holders, E.V. Bonner, Jr. and Mary E. Sullivan, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Meeting. If for any reason any of our nominees are not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.
17. Who will bear the cost of soliciting votes for the annual meeting?
Your proxy is being solicited by the Board on behalf of Susser. Susser will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes.
18. Where can I find the voting results of the Meeting?
We intend to announce preliminary voting results at the Meeting and publish final results in a current report on Form 8-K within four business days of the Meeting.
Stock Ownership Information
19. What is the difference between holding shares as a shareholder of record and as a beneficial owner?
Most Susser shareholders hold their shares through a broker or other nominee rather than directly in their own name.
If your shares are registered directly in your name with Susser's transfer agent, Computershare, you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent directly to you by Susser. As the shareholder of record, you have the right to grant your voting proxy directly to Susser or to a third party, or to vote in person at the Meeting. Susser has enclosed a proxy card for you to use.
If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you together with a voting instruction card on behalf of your broker, trustee or nominee. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and you also are invited to attend the Meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee in how to vote your shares. Because a beneficial owner is not the shareholder of record, you may not vote these shares in person at the Meeting unless you obtain a "legal proxy" from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the Meeting.
20. What if I have questions for Susser's transfer agent?
Please contact our transfer agent, at the phone number or address listed below, with questions concerning stock certificates, transfer of ownership or other matters pertaining to your stock account. Computershare Investor Services, 250 Royall Street, Canton, MA 0202; telephone: 800-962-4284.

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

The following table sets forth, as of March 28, 2014, information regarding the beneficial ownership of the common stock of Susser Holdings Corporation and shows the number of shares and percentage owned by:
•each person who is known by us to be the owner of 5.0% or more of our common stock;
•each of our named executive officers and directors; and
•all executive officers and directors, as a group.
Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the Securities and Exchange Commission ("SEC"). These rules generally provide that a person is the beneficial owner of securities if they have or share the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof, or have the right to acquire such powers within 60 days. Accordingly, the foregoing table does not include options to purchase our shares of common stock by any of such persons which are not exercisable within the next 60 days, or restricted stock units ("RSUs") that will not vest within the next 60 days.

	Shares Beneficially Owned †
Name and Address	Amount and Nature of Beneficial Ownership	Percent of Class
Piper Jaffray Companies (1)	2,376,011	10.9%
Sam L. Susser (2)	2,353,895	10.8%
Andrew M. Alexander	3,514	*
E.V. Bonner, Jr. (3)	329,254	1.5%
Rocky B. Dewbre	139,859	*
Mary E. Sullivan	105,206	*
David P. Engel (4)	87,631	*
Bruce W. Krysiak (5)	44,519	*
Armand S. Shapiro	35,413	*
Ronald G. Steinhart	30,319	*
Sam J. Susser	44,239	*
All executive officers and directors as a group (10 persons) (6)	3,173,849	14.5%
________________

*	Represents less than 1%.

†
Does not include RSUs that may not be voted or transferred prior to vesting. Includes restricted stock and shares underlying vested options that have not been exercised. As of March 28, 2014, there were 21,892,984 shares of our common stock deemed to be beneficially owned for purposes of the above table.

(1)	The address of Piper Jaffray Companies is 800 Nicollet Mall Suite 800, Minneapolis, MN 55402. This information was reported as of December 31, 2013 on a Schedule 13G filed February 14, 2014.

(2)
The total number of shares of common stock includes shares held in a family limited partnership, the general partner of which is controlled by Sam L. Susser. Does not include 120,425 shares conveyed to a trust for Mr. Susser's children and future grandchildren, of which trust Mr. Bonner serves as trustee. The address for Mr. Susser is P.O. Box 9036, Corpus Christi, TX 78469.

(3)
Includes 1,000 shares owned by Mr. Bonner's minor children. Includes 120,425 shares held in a trust for the benefit of Sam L. Susser's children and future grandchildren. Mr. Bonner acts as trustee of this trust, and disclaims beneficial ownership of such shares.

(4)	Includes 57,467 shares of common stock held by a family limited partnership Mr. Engel serves as the President of the general partner of this partnership.

(5)	Includes 2,200 shares held by a private foundation for which Mr. Krysiak serves as trustee.

(6)	Includes shares of common stock deemed to be beneficially owned as described in the foregoing footnotes.

The following table sets forth, as of March 28, 2014, the number of SUSP common units beneficially owned by each of our named executive officers and directors of Susser and all executive officers and directors as a group:

Name and Address	Common Units Beneficially Owned (1)	Percentage of Common and Subordinated Units Beneficially Owned
Sam L. Susser (2)	266,933	1.2%
E.V. Bonner, Jr. (3)	113,805	*
Rocky B. Dewbre	16,000	*
Mary E. Sullivan	26,000	*
Sam J. Susser	11,000	*
Armand S. Shapiro	5,000	*
David P. Engel (4)	21,940	*
Bruce W. Krysiak	41,600	*
Ronald G. Steinhart (5)	5,000	*
Andrew M. Alexander	—	*
All executive officers and directors as a group (ten persons) (6)	507,278	2.3%

(1)
Does not include phantom units that have not vested, and will not vest within 60 days. As of March 28, 2014, there were a total of 21,960,200 common and subordinated units deemed to be beneficially owned for purposes of the above table. Included in this total are 79,308 common units and 10,939,436 subordinated units owned by our subsidiaries.

(2)
As our chairman, Sam L. Susser is entitled to vote on decisions to vote, or to direct to vote, and to dispose, or to direct the disposition of, the common units and subordinated units held by us or one of our wholly owned subsidiaries but he cannot individually control the outcome of such decisions. Mr. Susser disclaims beneficial ownership of the common units and subordinated units held by us or any of our wholly owned subsidiaries. The number of beneficially-owned units reflected for Mr. Susser excludes 87,805 units conveyed to trusts for the benefit of his children and future grandchildren, of which Mr. Bonner serves as trustee.

(3)
Includes 87,805 common units held in trusts for the benefit of Sam L. Susser's children and future grandchildren. Mr. Bonner acts as trustee of these trusts, and disclaims beneficial ownership of such units.

(4)	Includes 9,750 units owned by a family limited partnership of which Mr. Engel is the general partner.

(5)	Includes 5,000 units owned by a family limited partnership of which Mr. Steinhart serves as managing partner.

(6)	Includes shares of common stock deemed to be beneficially owned as described in the foregoing footnotes.

INFORMATION ABOUT OUR BOARD

Our Board of Directors
Our Board of Directors currently consists of the following seven members: David P. Engel, Bruce W. Krysiak, Armand S. Shapiro, Ronald G. Steinhart, Andrew M. Alexander, Sam J. Susser and Sam L. Susser. Our Board is classified into three classes of directors, each serving for staggered three-year terms. One class of directors is elected by the shareholders each year. We believe that classification of our Board helps to assure the continuity and stability of our business strategies and policies as determined by the Board. Holders of common stock will have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of shareholders, the holders of a plurality of shares of common stock will be able to elect all of the successors of the class of directors whose term expires at that meeting.
Leadership Structure
Sam L. Susser has served as President and Chief Executive Officer since 1992. In his role as CEO, Mr. Susser has general responsibility for the management and operations of the Company. Bruce W. Krysiak served as our non-executive Chairman of the Board from 2000 until September of 2013, at which time Mr. Krysiak was appointed lead independent director and Mr. Susser was appointed Chairman of the Board. In his role as lead independent director, Mr. Krysiak presides over all executive sessions of the Board at which only non-management and/or independent directors are present, is available to act as a liaison between shareholders and the Board, encourages and facilitates active participation of all directors and helps to coordinate and promote strong corporate governance practices at the Board level (benefiting from his dual roles as lead independent director and chairman of the Board's Nominating and Corporate Governance Committee).
The Board believes its decision in 2013 to combine the roles of Chairman of the Board and Chief Executive Officer will help promote effective communication, oversight, direction and efficiency both at our Board and between our Board and the board of directors of Susser Petroleum Partners GP LLC ("General Partner"), the general partner of Susser Petroleum Partners LP ("SUSP" or the "Partnership") which Mr. Susser also chairs. This change was made in connection with an increase in the size of both our Board and the General Partner board and the election and appointment to each such board of an additional highly qualified, independent director after which both boards comprise more than 70% independent directors. Based on these, and other, considerations, the Board currently believes combining the roles of Chairman and Chief Executive Officer to be in the best interest of shareholders.
Board Meetings and Annual Meeting of Shareholders
Our Board of Directors held seven meetings in the 2013 fiscal year. In the 2013 fiscal year, each of our incumbent Directors attended 75% or more of the total number of meetings of the Board of Directors and of the meetings of the Board committees on which he served. Directors are also requested, but are not required, to attend each annual meeting of shareholders. A majority of our Board attended our 2013 annual meeting of shareholders. In accordance with our Corporate Governance Guidelines, our Board holds executive sessions of non-management directors not less than twice annually and our lead Director presides over such sessions. Currently, Mr. Krysiak, serves as our lead Director.
Board Independence
NYSE Rules require that our Board be comprised of a majority of independent directors. The Board has determined that each of Messrs. Engel, Krysiak, Shapiro, Steinhart and Alexander qualifies as an "independent director" under NYSE Rules (including those in respect of Compensation Committees) and SEC rules for Audit Committee independence.

Committees of Our Board of Directors
The Board has a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Each committee operates under a written charter approved by the Board, current copies of which are available on our website at http://investor.susser.com/governance.cfm. Our Board of Directors may on occasion establish other committees as it deems necessary or required.
The current membership of our committees is set forth below:

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Andrew M. Alexander		☑
David P. Engel	☑	Chair	☑
Bruce W. Krysiak		☑	Chair
Armand S. Shapiro	Chair	☑	☑
Ronald G. Steinhart	☑	☑	☑

Audit Committee
Our Board has established an Audit Committee in accordance with SEC and NYSE rules. The current members of the Audit Committee are Messrs. Shapiro (Chair), Engel and Steinhart, each of whom is financially literate under the NYSE listed company manual. The Board has determined Mr. Shapiro, an independent director, qualifies as an Audit Committee financial expert as defined under SEC rules. The Audit Committee reviews and monitors our internal controls, financial reports and accounting practices, as well as the scope and extent of the audits performed by both the independent and internal auditors, reviews the nature and scope of our internal audit program and the results of internal audits, and meets with the independent auditors.
The Audit Committee held nine meetings during the 2013 fiscal year to discuss matters relating to the engagement of the Company's independent auditors, to review Company financial statements and periodic filings and to address standing agenda items. Members of the Audit Committee participated in numerous other meetings with members of Company management, the Company's internal audit department and the Company's independent auditors to discuss status of ongoing audit or other compliance initiatives, without convening formal meetings. The Audit Committee also produces a report regarding its oversight function on an annual basis, as set forth further below in this proxy statement under the caption "Audit Committee Report."
Compensation Committee
Our Board has formed a Compensation Committee, currently chaired by Mr. Engel. Messrs. Alexander, Shapiro, Steinhart and Krysiak also serve on the Compensation Committee. The Compensation Committee oversees our compensation, employee benefit and equity compensation plans and programs, including leading the CEO annual evaluation and determining and approving the compensation of our CEO. Please see "Compensation Discussion and Analysis" for more information regarding the functions of the Compensation Committee and process and manner in which it makes compensation decisions. The Compensation Committee has delegated to the CEO authority to approve certain routine equity awards to non-executive, non-board personnel in consultation with the Compensation Committee chairman, primarily to help streamline the process of attracting and hiring new employees. The Compensation Committee held eight meetings during the 2013 fiscal year.
Nominating and Corporate Governance Committee
Our Board has formed a Nominating and Corporate Governance Committee which is currently chaired by Mr. Krysiak. Messrs. Shapiro, Steinhart and Engel also serve on the nominating and governance committee. The primary purpose of the Nominating and Corporate Governance Committee is to identify and to recommend to the Board individuals qualified to serve as directors of the Company and on committees of the Board, advise the Board with respect to the Board composition, procedures and committees, develop and recommend to the Board a set of corporate governance principles and guidelines applicable to us and oversee the evaluation of the Board and our management. The nominating and governance committee met five times during the 2013 fiscal year.

Board Role in Risk Oversight
The Board discusses with management major risk factors relating to the Company and its performance, and reviews measures to address and mitigate such risks. The Board has oversight responsibility for the processes established to identify, report and mitigate material risks applicable to the Company. The Board has delegated its oversight responsibility with respect to financial and accounting risks to the Audit Committee. The Audit Committee discusses with management the Company's major financial risk exposures and the Company's risk assessment and risk management policies. Management, including internal audit, and the independent registered public accounting firm provide to the Audit Committee periodic assessments of the Company's risk management processes and system of internal control. The Audit Committee also meets annually with the Company's outside insurance brokers and reviews the Company's insurance programs, reviews coverage limits against selected peer group data and assesses appropriate levels of risk retention, including insured risk versus non-insured risk.
Stock Ownership Guidelines
Ownership of our common stock by directors tends to align the interests of members of the Board with the interests of our shareholders. Our Corporate Governance Guidelines include a stock ownership and retention policy applicable to our directors and executive officers. Within five years of joining the Board, directors are expected to accumulate and retain shares of common stock of the Company with a value of at least three times their annual base retainer. See "Compensation Discussion and Analysis - Significant Policies and Practices" on page 24.
Shareholder Communications
Our shareholders and other interested parties may communicate directly with the members of the Board or the individual chairperson of standing Board committees by writing directly to those individuals at the following address: Susser Holdings Corporation, P.O. Box 9036, Corpus Christi, Texas 78469. Our general policy is to forward, and not to intentionally screen, any mail received at our corporate office that is sent directly to an individual member of the Board unless we believe the communication may pose a security risk.
Code of Ethics
Our Board has approved the Company Code of Business Conduct and Ethics, which is applicable to all directors, officers and employees of the Company, including the principal executive officer and the principal financial officer. The Code of Business Conduct and Ethics is available on our website at http://investor.susser.com/governance.cfm and in print without charge to any shareholder who sends a written request to the Company's Secretary at our principal executive offices. The Company intends to post any amendments to or waivers of this code for its directors and executive officers, including its principal executive officer and principal financial officer, at this location on its website.
Corporate Governance Guidelines
Our Board has adopted a set of Corporate Governance Guidelines to promote a common set of expectations as to how the Board and its committees should perform their functions. These principles are published on the Company's website at http://investor.susser.com/governance.cfm and reviewed by the Board annually or more often as the Board deems appropriate.
Compensation Committee Interlocks and Insider Participation
None of the members of our Compensation Committee were formerly an officer or employee of the Company or are a "related person" as defined by the regulations to the Securities Exchange Act of 1934. None of our executive officers has served as a director or member of a Compensation Committee (or other committee serving an equivalent function) of any other entity whose executive officers serve as a director of the Company or member of the Compensation Committee.

PROPOSAL 1: ELECTION OF DIRECTORS

General
There are currently seven members on our Board of Directors, which is divided into three classes. Class I consists of Armand S. Shapiro, Andrew M. Alexander and Sam L. Susser whose terms expire at the 2016 annual meeting of shareholders, Class II consists of Ronald G. Steinhart and Sam J. Susser whose terms expire at the meeting, and Class III consists of Bruce W. Krysiak and David P. Engel whose terms expire at the 2015 annual meeting of shareholders.
Director Selection Criteria and Procedures
Although our Nominating and Corporate Governance Committee does not believe in setting specific minimum qualifications for candidates for membership on the Board, the Nominating and Corporate Governance Committee is committed to the belief that candidates for membership on the Board should have the high professional and personal ethics and values, consistent with the Company's longstanding values and standards, and should have broad experience at the policy-making level in business, government, education, the retail industry or public service. The Nominating and Corporate Governance Committee seeks to achieve a balance of independence, sound judgment, business specialization, technical skills, diversity and other desired qualities. The Company does not have a formal policy with regard to the consideration of diversity in identifying Board candidates, but the Nominating and Corporate Governance Committee strives to nominate candidates with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills, and expertise to oversee the Company's businesses. The Nominating and Corporate Governance Committee believes such candidates should be committed to enhancing shareholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience and that their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all duties as a director. Each director must represent the interests of all shareholders of the Company.
The Nominating and Corporate Governance Committee uses a variety of methods for identifying and evaluating nominees for director and regularly assesses the appropriate size of the Board and recommends to the Board any appropriate changes. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee will consider potential candidates for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current Board members, professional search firms, shareholders or other persons. Identified candidates will be evaluated at regular or special meetings of the Nominating and Corporate Governance Committee and may be considered at any point during the year.
The Nominating and Corporate Governance Committee will consider properly submitted shareholder recommendations for candidates for the Board to be included in the Company's annual proxy statement using the same criteria as described above. See "Shareholder Proposals" on page 48. The Nominating and Corporate Governance Committee may also engage the services of a professional search firm to identify and assist in evaluating and conducting due diligence on potential director nominees.
Director candidates will not be nominated for election, and incumbent directors are expected to withdraw their names from consideration for re-election, to the Board after their 75th birthday.

Director Nominees
At this year's annual meeting, Susser shareholders will vote for the two nominees for Class II director listed below, each of whom has been approved by the Nominating and Corporate Governance Committee for nomination for reelection at the annual meeting, to serve until the 2017 annual meeting of shareholders or until the election and qualification of their successors. The election of each director requires the plurality vote of the shares of our common stock present, in person, or by proxy, at the annual meeting. The information presented in the tables below is as of March 28, 2014.

Name, Age, Position and Committee Memberships	Class (Term Expiration)	Term of Office and Business Experience
RONALD G. STEINHART Age 73; Director (independent), Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee	II (2014)
Mr. Steinhart has served as a member of our board of directors since 2009 and was Chairman and CEO, Commercial Banking Group, of Bank One Corporation from December 1996 until his retirement in January 2000. From January 1995 to December 1996, Mr. Steinhart was Chairman and CEO of Bank One, Texas, N.A. Mr. Steinhart joined Bank One in connection with its merger with Team Bank, which he founded in 1988. Mr. Steinhart serves as a director of Penske Automotive Group, Texas Industries Inc. and Southcross Energy Partners GP, LLC, the general partner of Southcross Energy Partners, LP. Mr. Steinhart was, in the previous five years, formerly a director of Animal Health International, Inc., and a Trustee of the MFS/Compass Group of mutual funds.
Mr. Steinhart's background in the banking and commercial lending industries, his corporate leadership experience, and his accounting and financial management acumen gained from his experience as a Certified Public Accountant and service on other public boards including Audit Committees, is valuable to the Board with respect to corporate finance, strategic business planning, risk management and corporate governance.

SAM J. SUSSER Age 74; Director	II (2014)
Mr. Sam J. Susser has served as a member of our Board of Directors since 1988 and was our chairman from 1988-1992. Mr. Susser was also the Chairman and Chief Executive Officer of Plexus Financial Services, a holding company based in Dallas, Texas, from 1987 through 1991. Mr. Susser's experience includes various positions with The Southland Corporation (7-Eleven, Inc.), Plexus Financial Services and CITGO Petroleum Corporation, where he served as President. Mr. Susser served as a director and member of the Audit Committee and Executive Committee of Alberto-Culver Company, a manufacturer and marketer of personal care and household brands for ten years prior to its sale in 2011. Mr. Susser previously has served on the board of directors of Garden Ridge Pottery and Computer Craft, Inc. Sam J. Susser is the father of Sam L. Susser, our Chairman of the Board, President and Chief Executive Officer and a director. Mr. Susser also serves on the board of directors of Susser Petroleum Partners GP LLC, the general partner of Susser Petroleum Partners LP.
Mr. Susser's father founded the family's fuel distribution business in the 1930's. In addition to his entrepreneurial spirit and extensive experience with our Company, Mr. Susser also has gained substantial executive experience in other companies and on other boards, which enhances the leadership he provides to our Board, as well as his insights into corporate governance, risk management, strategic and financial planning, and operating strategy.

Our Board has no reason to believe that the persons named above as nominees will be unable or will decline to serve if elected. In the event of death or disqualification of any nominee or the refusal or inability of any nominee to serve as a director, proxies voted for that nominee may be voted with discretionary authority for a substitute or substitutes as shall be designated by our Board.
OUR BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE ELECTION OF THESE NOMINEES.

Continuing Directors
The following describes current members of our Board of Directors whose terms will continue beyond the Meeting.

Name, Age, Position and Committee Memberships	Class (Term Expiration)	Term of Office and Business Experience
BRUCE W. KRYSIAK Age 63; Lead Independent Director, Compensation Committee, Nominating and Corporate Governance Committee (Chair)	III (2015)
Mr. Krysiak has served as our director since 2000, and was Non-Executive Chairman from 2000 to September 2013 at which time he was name lead independent director. Mr. Krysiak has been Chairman of EDABB, Inc., a personal investment company, since 1999. Prior to 1999, Mr. Krysiak served as the President and Chief Operating Officer, as well as a member of the board of directors, of Toys"R"Us, Inc. from 1998 to 1999, President and Chief Operating Officer of Dollar General Corporation from 1996 to 1997 and Chief Operating Officer of Circle K Corporation from 1995 to 1996. Currently, Mr. Krysiak serves as Chairman of the board of directors of Good Food Holdings, owners of high-end supermarkets in California and Washington State, and non-executive chairman of the board of both LA Dove, Inc., a hair care products manufacturer, and Quantum Health, an offerer of coordinated health care plans for self-insured employers. In addition, Mr. Krysiak serves as a member of the board of directors of several privately held entities. Mr. Krysiak also served on our Board of Directors in 1995 and 1996.
Mr. Krysiak's extensive experience in the retail business sector, his corporate leadership experience and his tenure on our Board provide a long-term historic perspective and leadership to the Board, along with valuable insights into operational strategy and execution.

DAVID P. ENGEL Age 63; Director (independent), Audit Committee, Compensation Committee (Chair), Nominating and Corporate Governance Committee	III (2015)
Mr. Engel has served as a member of our Board since September 2007. Since 1999, Mr. Engel has been the principal of Corpus Christi-based Engel and Associates, LLC, which provides business management consulting services to public and private companies in the areas of financial performance improvement, acquisitions and divestitures. Prior to joining Engel and Associates, LLC, Mr. Engel was president of Airgas Southwest, Inc. and was CEO, president and owner of Welders Equipment Company. Mr. Engel previously served on our Board of Directors from 2000 to 2005 and serves on the board of directors of several privately held companies and is a Commissioner of the Port of Corpus Christi. Mr. Engel also serves on the board of directors of Susser Petroleum Partners GP LLC, the general partner of Susser Petroleum Partners LP.
Mr. Engel's executive management and consulting experience is valuable to the Board in setting strategic direction, and developing and executing growth and compensation strategies.

Name, Age, Position and Committee Memberships	Class (Term Expiration)	Term of Office and Business Experience
ANDREW M. ALEXANDER Age 57; Director (independent), Compensation Committee	I (2016)
Mr. Alexander joined our Board in September 2013. Since 2001, Mr. Alexander has been the President and Chief Executive Officer of Weingarten Realty Investors, a New York Stock Exchange-listed company that owns, develops, manages, and leases commercial real estate in some two dozen U.S. states. Mr. Alexander also serves as a director for Weingarten Realty Investors and a number of civic and charitable organizations.
Mr. Alexander’s extensive senior executive experience in the real estate sector and capital markets provides relevant industry perspective to our board of directors and his expertise in development, leasing and complex financial and real estate transactions is valuable to the board in developing and executing growth strategies.

ARMAND S. SHAPIRO Age 72; Director (independent), Audit Committee (Chair), Compensation Committee, Nominating and Corporate Governance Committee	I (2016)
Mr. Shapiro has served as our director since 1997 and also chairs the Audit Committee. Mr. Shapiro joined Newport Board Group as a Partner in October of 2011. Newport Board Group is a partnership of board directors and senior executive leaders that assists emerging growth and middle market companies improve their performance prior to that, Mr. Shapiro served as a business consultant and member to chief executive officers of private companies to develop strategies to improve growth and profitability of the company. He served from October 2001 through January 2006 on the board of directors of Bindview Development Corporation, then a publicly traded corporation that provided software for proactively managing information technology security compliance operations. Mr. Shapiro was the Chairman and Chief Executive Officer of Garden Ridge Corporation from 1990 until June 1999. During the 1980's, Mr. Shapiro also served as President, a member of the executive management team, and a director of Computer Craft, Inc., then a publicly traded retailer of computer products. He was previously a partner and Chief Operating Officer of Modern Furniture Rentals, Inc., a family-owned and operated business, and has also served as an officer in the United States Army. Mr. Shapiro also serves on the board of directors of Susser Petroleum Partners GP LLC, the general partner of Susser Petroleum Partners LP.

Mr. Shapiro's extensive corporate and financial management experience and tenure on our Board, as well as his specific background in technology and retail operations provide valuable expertise to the Board in strategic planning, risk management, financial and accounting oversight.

SAM L. SUSSER Age 50; Chairman of the Board, President, Chief Executive Officer and Director	I (2016)
Mr. Susser has served as our President and Chief Executive Officer since 1992 and as a director since 1988. He was named Chairman of the Board in September 2013. From 1988 to 1992, Mr. Susser served as our General Manager and Vice President of Operations. From 1985 through 1987, Mr. Susser served in the corporate finance division and the mergers and acquisitions group with Salomon Brothers Inc, an investment bank. Mr. Susser currently serves as a director of a number of charitable, educational and civic organizations. Sam L. Susser is the son of Sam J. Susser, who is also a member of our Board of Directors. Mr. Susser is also chief executive officer and chairman of the board of directors of Susser Petroleum Partners GP LLC, the general partner of Susser Petroleum Partners LP.
The Susser family has been in the fuel distribution business for over 75 years. Mr. Susser provides insight into all aspects of the Company's business. His financial industry experience along with his in-depth knowledge of our business has been invaluable to the Board in setting strategic, financial and operating strategy.

DIRECTOR COMPENSATION

2013 Director Compensation Arrangements
In 2013, we compensated each of our non-employee directors in accordance with the following framework:

Annual Board Retainer	$60,000
Non-Executive Chairman of the Board Retainer	$17,500
Chairman of Audit Committee Retainer	$10,000
Chairman of Compensation Committee Retainer	$7,500
Chairman of Nominating and Governance Committee Retainer	$7,500
In addition to the cash retainers described above, our non-employee directors have also received awards of restricted shares of common stock and options to purchase shares of common stock, typically amounting to approximately $115,000 in awards at the time a director joins the Board of Directors and approximately $75,000 in awards annually, thereafter. These director shares and options all vest over one to three years. Sam L. Susser receives no compensation for serving as a director. All directors are entitled to participate in our health insurance plan and to reimbursement for their expenses incurred in attending meetings. Director compensation is approved by our Board, typically based upon recommendations by our Compensation Committee made in consultation with our compensation consultant.
Pursuant to our Corporate Governance Guidelines, our non-employee directors are required to own shares of our common stock equal to three times the annual base retainer within a certain period of time. See "Stock Ownership and Retention Policy," on page 24.
Adjustment to Director Compensation
There were no significant changes in director compensation for the 2013 fiscal year. Effective with the beginning of the 2014 fiscal year, our lead independent director will receive a retainer of $20,000 per year and the retainer paid to the chairman of the Audit Committee and each of the Board of Directors' other committees was increased to $15,000 and $10,000, respectively.
2013 Director Compensation Paid
The following table details the total compensation earned by the Company's directors in 2013:

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Total ($)
Andrew M. Alexander (3)	20,000	114,984	134,984
David P. Engel	67,500	74,998	142,498
Bruce W. Krysiak	85,000	74,998	159,998
Armand S. Shapiro	70,000	74,998	144,998
Ronald G. Steinhart	60,000	74,998	134,998
Sam J. Susser	60,000	74,998	134,998
Sam L. Susser (4)	—	—	—
________________

(1)
Each of our non-employee directors in 2013 received an annual base retainer of $60,000. Our chairman of the Board received an additional $17,500 for serving in this capacity. The chairman of our Nominating and Corporate Governance Committee and the chairman of our Compensation Committee each received $7,500, and the chairman of our Audit Committee received $10,000 in additional annual compensation for serving in those capacities.

(2)
The amounts reported for stock awards represent the grant date fair value of the awards granted in 2013, calculated in accordance with the accounting guidance on share-based payments. These amounts do not correspond to the actual value that may be recognized by the recipient upon any disposition of vested stock and do not give effect to any decline or increase in the trading price of our stock since the date of grant. For a discussion of the assumptions and methodologies used in calculating the grant date fair value of the stock awards reported above, please see Note 18-Share Based Compensation in our

Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K, which is included in our 2013 Annual Report to Security Holders.

(3)	Mr. Alexander joined our Board in September 2013. Reflects pro-rated cash retainer from September through December 2013.

(4)
Sam L. Susser receives no compensation for his service as director. Mr. Susser’s base compensation and restricted stock awards are included in the compensation tables for our NEOs (as defined below) following the section captioned "Compensation Discussion Analysis", on page 18.

The following table presents additional information regarding stock awards granted to our non-employee directors during 2013:

Name	Grant Date		Approval Date	Stock Awards: Number of Shares of Stock (#)	Option Awards: Number of Securities Underlying Options	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (1)
Andrew M. Alexander	9/11/2013	(3)	9/11/2013	2,276	—	—	114,984
David P. Engel	3/1/2013	(2)	2/13/2013	1,667	—	—	74,998
Bruce W. Krysiak	3/1/2013	(2)	2/13/2013	1,667	—	—	74,998
Armand S. Shapiro	3/1/2013	(2)	2/13/2013	1,667	—	—	74,998
Ronald G. Steinhart	3/1/2013	(2)	2/13/2013	1,667	—	—	74,998
Sam J. Susser	3/1/2013	(2)	2/13/2013	1,667	—	—	74,998
________________
(1) The reported grant date fair value of stock awards was determined in compliance with FASB ASC Topic 718 as more fully described in Note 18-Share Based Compensation in our Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K, which is included in our 2013 Annual Report to Security Holders.
(2) The reported grant date fair value of the restricted stock award was determined based on the closing price of our stock on the grant date of $44.99. The restricted shares vest on March 1, 2014.
(3) The reported grant date fair value of the restricted stock award was determined based on the closing price of our stock on the grant date of $50.52. The restricted shares vest ratably on September 11, 2014, September 11, 2015 and September 11, 2016.

The following table presents the outstanding equity awards held by our non-employee directors as of December 29, 2013:

	Option Awards (1)					Stock Awards (1)
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares that Have Not Vested (#)		Market Value of Shares that Have Not Vested ($)(2)
Name	Exercisable	Unexercisable
Andrew M. Alexander	—	—		—	—	2,276	(6)	146,802

David P. Engel	14,158	—		23.58	11/30/2017	1,667	(5)	107,522
	3,333	1,667	(3)	12.53	5/22/2019	—		—

Bruce W. Krysiak	—	—		—	—	1,667	(5)	107,522

Armand S. Shapiro	14,158	—		16.50	12/20/2015	1,667	(5)	107,522

Ronald G. Steinhart	4,719	4,720	(4)	11.67	9/16/2019	1,667	(5)	107,522

Sam J. Susser	—	—		—	—	1,667	(5)	107,522
________________

(1)
Reflects options and restricted stock granted under the 2006 Equity Incentive Plan and the 2013 Long Term Incentive Plan. For additional information refer to Note 18–Share Based Compensation in our Notes to Consolidated Financial Statements included in our 2013 Annual Report on Form 10-K, which is included in our 2013 Annual Report to Security Holders.

(2)	Based on closing market price of $64.50 on December 27, 2013.

(3)	The unvested portion of this award will vest on May 22, 2014.

(4)	The unvested portion of this award will vest on September 16, 2014.

(5)	The unvested portion of this award will vest in March 1, 2014.

(6)	The unvested portion of this award will vest in equal installments on September 11, 2014, September 11, 2015 and September 11, 2016.

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviewed and discussed the section of this report entitled "Compensation Discussion and Analysis" ("CD&A") with Susser management and provided comments on its content.
Based on the review and discussions described above, the Compensation Committee recommended to the Board that the CD&A be included in the Proxy Statement for the Company’s 2014 Annual Meeting of Shareholders and incorporated by reference into our Annual Report on Form 10-K for the year ended December 29, 2013.
Compensation Committee
David P. Engel (Chair)
Andrew M. Alexander
Bruce W. Krysiak
Armand S. Shapiro
Ronald G. Steinhart

COMPENSATION DISCUSSION AND ANALYSIS
Overview
This overview summarizes certain key points discussed below in this CD&A section and presents supplemental information, including a description of recent compensation decisions.
2013 Highlights
The Company achieved several milestones during 2013, including the following:

•	Accelerated organic growth, opening a record 29 newly constructed retail stores in 2013 and adding 32 new contracted wholesale dealer sites.

•	Completed the acquisition of Gainesville Fuel in September 2013.

•	Announced the acquisition of 47 convenience stores and 20 dealer fuel contracts from Sac-N-Pac and 3W Warren Fuel, which was completed in January 2014.

•	Held consolidated net debt to Adjusted EBITDA* to less than two times, and maintained our strong liquidity position.

•	Redeemed $425 million 8.5% bonds, reducing annual interest cost by approximately $30 million.

•	Appointed a new, highly-qualified, independent director to our board.

•	Observed an 89% increase in our stock price.

•	Observed a 32% increase in the common unit price of Susser Petroleum Partners LP, of which we own more than 50%.
__________________________________
* Adjusted EBITDA is a non-GAAP financial measures. For a discussion of how we use this measure, and a reconciliation of this measure to net income, please see our accompanying annual report beginning on page 27.

Driving Performance
Our Compensation Committee (the "Committee") acknowledges the important roles members of management play in the long-term success of the Company and seeks to align our compensation practices to the achievement of annual and long-term Company goals. The Committee generally seeks to attract and retain key personnel by setting target annual compensation levels that are competitive with prevailing market practices while also taking into account each individual's responsibilities and contributions over both short-term and long-term horizons. However, the Committee believes that compensation should correlate strongly to Company and individual performance and that a significant portion of target compensation should be tied to internal annual financial performance criteria and/or creation of long-term value for our shareholders. The following charts reflect the composition of our CEO's and our other named executive officers' ("NEOs") (as a group) total fiscal 2013 targeted direct compensation, illustrating both fixed compensation and at-risk variable compensation that includes awards subject to continuing specified performance criteria and consequently at risk:

Composition of 2013 Target Direct Compensation (1)

	% of Total Target Direct Compensation
Component	CEO	Other NEOs
Fixed Compensation (Base Salary)	7%	25%
Performance Components:
Annual Incentive (a)	7%	15%
Performance Equity Awards (b)	84%	60%
Long-Term Equity Awards (c)	2%	—%
Total Compensation	100%	100%
_________________

(1)
The above amounts exclude any value attributed to health benefits, 401(k) or deferred compensation plan match, employee stock purchase program discounts or other amounts that are based on recipient's participatory discretion. The target compensation reflected above consists of NEO 2013 base salaries plus the following performance components:

(a)
Annual Incentive. The value reflected in the above charts represents the bonus award (calculated as a percentage of base salary) each NEO would have received if performance was achieved at the target levels established by the Committee at the beginning of 2013. Target compensation may not be realized if performance goals are not attained.

(b)
Performance Equity Awards. The value reflected in the above chart represents the grant-date fair value assuming the target level of performance is achieved. The actual value of these awards to our NEOs, if any, when they become fully vested depends not only on achievement of enumerated performance criteria, but also on the market price of our common stock at the time of vesting.

(c)
Long-Term Equity Awards. These awards include restricted stock or phantom unit grants that are subject to time-vesting, normally ranging from two to five years. The value reflected in the above chart represents the grant-date fair value of the shares awarded. The actual value of these awards to our NEOs when they become fully vested depends on the market price of our common stock (or, as the case may be, common units representing limited partner interests in Susser Petroleum Partners LP) at the time of vesting.

Key Compensation Components
The following table describes the primary components of executive compensation, excluding indirect or incidental compensation such as perquisites and health benefits or compensation arising from voluntary participation in plans or programs, such as employee stock purchase plan discounts or matching contributions under 401(k) or deferred compensation plans. The relationship of those components is reflected as a percentage of direct target compensation.

Compensation Component	Description and Process for Determination	Objectives
Base Cash Salary (1)
Each of our NEOs is currently party to an employment agreement that sets his or her base annual salary, subject to annual review and discretionary increase by the Committee for reasons such as changes in job responsibility or market trends or to reward individual performance.
• Provide a fixed minimum level of cash compensation.
• Set a baseline for the establishment of incentive opportunities.
Annual Incentive (1)
Annual incentive bonuses represent an opportunity to receive a cash award, typically paid within 90 days of the end of each fiscal year, based on the satisfaction of specific performance criteria. The target bonus for each of our NEOs is a percentage of their base salary (75% of base salary for Mr. Susser and 60% of each of our other NEOs' base salaries in 2013). Target bonus levels (as a percentage of base salary) are established in each of the NEOs' employment agreements and may be increased from time to time at the discretion of the Committee.
• Align employee interests with those of our shareholders by providing awards that will drive an increase in the price of our common stock.
• Attract and retain qualified employees.
Long-Term Equity Awards
Typically in the form of stock options, restricted stock or RSUs, these awards entitle recipients, at a future date, to receive shares of our common stock or, in the case of options, to purchase shares of our common stock at a price equivalent to the market price of our stock on the date the option is granted, subject to the recipient's continued employment with us for a specified period of time, typically between two and four years.
• Align employee interests with those of our shareholders by providing awards with a future value that will increase with the price of our common stock.
• Attract and retain qualified employees.
Performance Based Long-Term Equity Awards (2)
These awards are typically made as performance RSUs that entitle recipients to receive shares of our common stock at a future date subject to the achievement of enumerated threshold performance criteria over a specified period of one or more years. The recipient's continued employment with us for a specified period of time after (and if) the performance criteria have been satisfied may also be required, typically between one and three years.
• Drive and reward financial performance.
• Tie incentive compensation to financial metrics the Committee believes are indicative of prudent management and sustainable long-term growth in our core business.
• Align employee interests with those of our shareholders by providing awards with a future value that will increase with the price of our common stock.
• Motivate employees to continue their employment with us.
________________
(1) Since 2011, Mr. Susser has received a portion of his incentive bonus in the form of restricted equity, rather than cash. Mr. Susser also receives a portion of what would otherwise be base cash salary in the form of restricted equity.
(2) For a more detailed discussion of these awards, please see "2013 Equity Awards" and the "Grants of Plan Based Awards" table, beginning on page 29 and 36 of this proxy statement, respectively.

Encouraging Sustainable Growth
We use fuel-margin-neutral adjusted EBITDAR as a key measure of sustainable growth in our business. This metric is used to determine one-half of NEO cash variable compensation and is the primary performance criteria for performance equity awards. Fuel-margin-neutral adjusted EBITDAR is a non-GAAP measure that reflects Adjusted EBITDAR assuming a consistent fuel margin in each period being compared, to eliminate variability in performance due to fuel price volatility, credit card expenses (which increase or decrease with the absolute price of fuel), fluctuating fuel margins and changes in short-term competitive conditions. Growth in fuel-margin-neutral adjusted EBITDAR is therefore achieved largely through increasing merchandise sales and margins and increasing fuel gallons sold while controlling expenses – which we view as among the key drivers in promoting long-term, sustainable and healthy growth in our core business.
Promoting Alignment
In communicating our compensation philosophy to employees, we frequently refer to it simply as Susser's "share" philosophy: when the Company achieves its financial objectives, we believe in providing the management team (including our NEOs) an opportunity to share in the financial benefits of those achievements. Similarly, if annual performance does not meet expectations we do not believe it is fair to our shareholders, our employees and our other stakeholders to pay our NEOs and other members of management generous bonuses or make other immediate short-term payouts. This focus on the long-term is reinforced by the vested interest our management team has in the long-term success of our company. Our CEO is also one of our largest shareholders and, as of March 28, 2014, our officers and directors collectively owned approximately 14% of shares outstanding. We believe we have created a performance-oriented compensation culture which closely aligns the interests of our management team both with one another and also with the interests of the other critical stakeholders in the Company, as reflected by the charts on the facing page.
2013 CEO Compensation
The 2013 reported compensation reflected on the facing page for Mr. Susser consisted of the following components:

•	$500,000 in cash salary;

•	3,334 shares of restricted stock as part of base compensation, which fully vest in 2015, and had a grant-date fair value of approximately $150,000;
•$106,905 in annual cash bonus earned for 2013 results;

•	7,037 SUSP phantom units received during 2013 in lieu of portion of cash bonus for 2012 results, which fully vest in 2014, and had a grant-date fair value of approximately $189,000;

•
One-year performance-based retention award of Susser restricted stock units with a grant date fair value of approximately $3.9 million at target. This award was subject to a one-year performance hurdle, with vesting over 2014 and 2015. Final performance on this grant was determined in early 2014 at the 94.7% level, or 71,905 restricted stock units, which had a grant-date fair value of $3.6 million; and

•
Long-term performance award of Susser restricted stock units with a grant date fair value of approximately $2.4 million at target. This award is subject to a three-year performance hurdle covering 2013 to 2015, with any vesting to occur in 2016.

All but $50,000 of the increase in Mr. Susser's reported 2013 total compensation compared to his 2012 reported compensation reflects the grant date fair value of performance-based stock awards that do not fully vest (if at all) until March of 2016.   These performance-based equity awards were granted in recognition of the Company's performance and achievements in 2010, 2011 and 2012, and were issued pursuant to the Susser Holdings Corporation 2013 Equity Incentive Plan, as described in our proxy statement for our 2013 annual meeting of shareholders and as discussed in greater detail below.

Mr. Susser’s realized compensation for 2013 included his $500,000 cash base salary, $106,905 cash bonus earned for 2013 results (which was received in March 2014), and $1.7 million value of stock vesting during 2013 (based on the share price on the date of vesting) that was granted in prior years. Mr. Susser has not sold any of this stock and has therefore the ultimate value of this component remains subject to future changes in our stock price.

Relationship Between CEO Compensation and Performance

Adjusted EBITDAR Historical Performance
Compared to Annual Target(1)
$millions
$240
$220
$200
$180
$160
$140
$120
$100
127.4%
98.6%
116.1%
97.8%
95.4%
94.7%
2011
2012
2013
Target Amount
Actual Amount
Fuel-Margin-Neutral Amount

CEO Compensation - Reported(2)
$000's
$8,000
$7,000
$6,000
$5,000
$4,000
$3,000
$2,000
$1,000
$0
$1,853
$2,138
$7,314
2011
2012
2013
Cash and Other
Stock Awards

CEO Compensation - Realized(3)
$000's
$8,000
$7,000
$6,000
$5,000
$4,000
$3,000
$2,000
$1,000
$0
$1,567
$2,366
$2,355
2011
2012
2013
Cash and Other
Stock Awards

____________________

(1)
Percentages reflect performance of actual or fuel-margin-neutral adjusted EBITDAR compared to target each year. Adjusted EBITDA and EBITDAR are non-GAAP financial measures. For a discussion of how we use these measures, and a reconciliation of these measures to the most directly comparable GAAP measure can be found on page 27.

(2)	Reflects total compensation, as required to be reported in summary compensation table on page 33.

(3)
We define realized pay for any given year as the dollar amount of base salary earned and paid, the dollar amount of any cash bonus earned (typically paid in the first quarter of the following year) plus the value of any stock or stock based awards vesting in that year based upon the market price of our stock on the date of vesting.

Building on Responsible Pay Practices
We believe that a responsible compensation program is necessary not only to ensure we are acting as good stewards of shareholder capital, but also to promote the long-term growth and health of our business. To that end:

We Do:
• Set NEO target compensation at levels we believe are conservative in relation to those disclosed by our peers.
• Pay for performance, by tying awards to both short-term and long-term performance criteria.
• Mitigate inappropriate risks by using performance criteria we believe are reflective of sustainable core business growth.
• Require that NEOs adhere to meaningful share ownership guidelines (6x base salary for our CEO, 1.5x base salary for each of our other NEOs).
• Prohibit hedging of company stock by officers and directors.
• Maintain a "claw-back" policy that requires employees to remit any performance compensation received based upon erroneous financial results.
• Engage an independent compensation consultant to advise the Committee on compensation decisions.
• Provide only modest perquisites to NEOs.

We Do Not:
• Provide multi-year guaranteed bonuses.
• Maintain equity plans that permit award re-pricing without specific shareholder approval.
• 'Gross up' the tax consequences of any perquisites.
• Pay dividends or distributions on unvested equity awards.
• Offer a defined benefit pension plan.

Results of 2013 Say on Pay Vote
At its 2013 annual meeting, the Company conducted an advisory vote on executive compensation, in which the Company's shareholders approved the Company's 2012 compensation program by 94% of the shares voted. The Committee considered the results of this vote as one of the many factors informing its compensation-setting process, and did not believe those results mandated significant changes.
Recent Compensation Decisions
The Committee met in February of 2014 to make formal determinations regarding achievement of 2013 performance criteria, establish 2014 performance criteria, set 2014 compensation and approve grants of 2014 performance and non-performance based equity awards. In addition to making routine determinations regarding compensation structure and levels, the Committee:

•
Determined, for purposes of determining bonus payments under our Section 162(m) Performance Incentive Plan (our "162(m) Plan") and assessing achievement of performance hurdles for our performance-based restricted stock units ("RSUs"), that annual Adjusted EBITDAR targets for 2013 had been achieved on an actual and fuel-margin-neutral basis at 95.4% and 94.7%, respectively.

•
Revised our 2014 equity and non-equity performance compensation programs to exclude the impact of newly-constructed or acquired stores in assessing performance versus plans for all of our NEOs except for our CEO.

•	Re-engaged Frederic W. Cook as the Committee's independent compensation adviser for 2014 compensation decisions.

•	Determined not to make a discretionary match on 2013 401(k) contributions.

Fiscal Year 2013 Compensation Program
For the 2013 fiscal year, the Company's NEOs were:

Name	Title	Tenure with Company
Sam L. Susser	Chairman of the Board, President and CEO	26 Years
Mary E. Sullivan	Executive Vice President, Chief Financial Officer and Treasurer	14 Years
Steven C. DeSutter (1)	Executive Vice President and President and CEO - Retail Operations	6 Years
E.V. Bonner, Jr. (2)	Executive Vice President, Secretary and General Counsel	14 Years
Rocky B. Dewbre	Executive Vice President and President/Chief Executive Officer - Wholesale	22 Years
_____________________
(1) Mr. DeSutter joined the company in June of 2008 and was employed for the entire 2013 fiscal year, but subsequently resigned effective February 28, 2014.
(2) Mr. Bonner also served as lead outside counsel to the Company for approximately 10 years before his appointment as in-house General Counsel.
Compensation Philosophy
Guiding Principles. The Committee regularly assesses our compensation practices to achieve a structure that compensates our employees competitively and fairly and strikes an appropriate balance between short-term cash compensation and long-term incentives designed to attract, motivate and retain key personnel and align their interests with those of long-term shareholders. We believe that setting competitive levels of total compensation consistent with market norms is necessary to attract and retain talented and experienced individuals. We also strongly believe in paying for performance and, consequently, try to tie a greater percentage of NEO total target compensation to achievement of enunciated performance goals than do many other companies. In communicating our compensation philosophy to employees, we frequently refer to it simply as Susser's "share" philosophy: when the Company achieves its financial objectives, we believe in providing the management team (including our NEOs) an opportunity to share in the financial benefits of those achievements. Similarly, if annual performance does not meet expectations we do not believe it is fair to our shareholders, our employees and our other stakeholders to pay our NEOs and other members of management generous bonuses or make other short-term payouts.
This focus on the long-term is reinforced by the vested interest our management team has in the long-term success of our company. Our CEO is also one of our largest shareholders and our officers and directors collectively own approximately 14% of shares outstanding. This "share" philosophy is reflected through an increasingly heavy allocation of total compensation to incentive-based components as seniority and responsibility within the Company increases, and this philosophy has become increasingly pronounced in our approach to compensation over time. Based on the third-party market compensation analysis discussed in greater detail below, we believe our NEO target compensation has historically been more heavily weighted toward variable compensation components (such as bonus and equity) than that of the companies in our comparison group.
Assessing and Mitigating Risks. The Committee and our Board are cognizant of the risks that often arise when companies tie compensation to specific performance criteria. By identifying and tying performance compensation to financial criteria that we believe are indicative of prudent management and sustainable growth in our core business, we believe we have mitigated the risk that our compensation practices might lead employees to pursue short-term gains or otherwise engage in risk-taking behavior that is not aligned with our business strategy. Our Company has consistently delivered growth in same store merchandise sales (for the past 25 years) and growth in fuel volume on an average per store basis, which differentiates us from many other retailers and believe our performance is indicative of a leadership team dedicated to long-term success rather than maximizing short-term results. Consequently, we do not believe our compensation programs create any significant risks to our business.
Significant Policies and Practices
Stock Ownership and Retention Policy.  Our Board, the Committee and our executives recognize that ownership of our common stock is an effective means by which to align the interests of our directors and executives with those of our shareholders. We have long emphasized the importance of stock ownership among our executives and directors. We also believe the existing ownership positions of our management team combined with equity awards issued in the past create a strong incentive to achieve long-term growth in the price of our common stock. In furtherance of these goals, we adopted a set of Corporate Governance Guidelines in 2010 with a stock ownership and retention policy applicable to our directors and executive officers that, as amended, applies as follows:

Position	Market Value of Common Stock Owned
CEO	6x Base Salary
Executive Vice President	1.5x Base Salary
Vice President	1x Base Salary
Member of Board of Directors	3x Base Retainer

Each person serving in any of the above capacities is expected to accumulate and retain the corresponding market value of shares in our common stock (including in-the-money vested options) within five years of falling under this policy. To the extent this objective is not being met, officers and directors are expected to not sell any shares until their holdings are in line with our policy. We believe this policy will reinforce and strengthen the alignment between the interests of our directors and officers and those of our shareholders.
Allocation of Compensation Expense to Subsidiaries. Mr. Susser, Ms. Sullivan and Mr. Bonner each generally devote approximately 85% of their total business time to Susser Holdings Corporation and Mr. Dewbre currently devotes approximately 40% of his total business time to Susser Holdings Corporation. Each of those individuals spend the remaining portion of their business time attending to the business of the Partnership. The Partnership is required to reimburse us for compensation-related expenses attributable to the portion of these executive's time dedicated to providing services to the Partnership.
Prohibition on Hedging.  No director or officer subject to stock ownership and retention requirements described above is permitted to sell-short, hedge or otherwise engage in transactions in Company derivative securities the intent or effect of which is to insulate such person's interest in Company stock, stock options, restricted stock, RSUs, or other Company securities from declines in market value.
Claw-Back Policy.  Our Corporate Governance Guidelines also include a policy that requires us to "claw-back" or recoup any variable compensation (both cash bonuses and equity awards) paid to executive officers in the three years preceding the date of any accounting restatement due to material non-compliance with any financial reporting requirements under federal securities laws.
Perquisites and Other Benefits.  We provide minimal amounts of certain perquisites to our executive officers. Executives are eligible to receive annual health examinations and personal administrative and bookkeeping services support from corporate staff.
We do not provide executive officers with supplemental executive medical benefits or coverage. In addition, we generally do not pay for or reimburse executives for aircraft time relating to personal use, such as travel to and from vacation destinations. However, spouses (or other family members) occasionally accompany executives and directors when they are traveling on private aircraft for business purposes, such as attending an industry business conference at which spouses are invited and expected to attend.

Process and Timing of Compensation Decisions
The compensation-setting process used by the Committee for senior management consists of establishing targeted total compensation levels based upon information gained from consultants and/or through internal research and an assessment of an individual's performance and contributions to the Company, including its subsidiaries such as SUSP, and then allocating that compensation among base salary and short-term and long-term incentive compensation.
The Committee reviews and approves all compensation targets and payments for senior management, including the NEOs. The CEO evaluates the performance of other officers and develops individual recommendations for the Committee's assessment and approval. CEO compensation is reviewed and approved by the Committee and by the Board, based upon their independent evaluation of the CEO's performance and contributions.
Role of Consultants and Comparative Analysis. The Committee periodically engages third-party compensation consultants to provide data or advice regarding compensation determinations. For purposes of informing its 2013 compensation determinations, in the fourth quarter of 2012, the Committee engaged the services of Frederic W. Cook Co., Inc. ("Cook") to conduct an independent study to compare salaries, bonuses, and long-term incentives for the CEO, NEOs and the Board of Directors on the basis of a proxy analysis of comparable public companies. Due to the Company's unique retail convenience store, wholesale fuel distribution and restaurant business structure and its relative size, the Committee believes the Company has no true direct peer companies. Also, individual roles, experience levels and other factors within the chosen comparative group may vary. Accordingly, this study played a role in satisfying the Committee that our compensation practices were in line with appropriate ranges of NEO and director compensation, and assisted the Committee in determining salary, bonus and long-term incentives for the 2013 fiscal year. Cook also worked closely with the Committee in determining the form and design of our Susser Holdings Corporation 2013 Equity Incentive Plan (the "2013 Plan") as well as 2013 NEO three-year long-term performance awards and one-year performance-based retention awards. Cook was engaged by, and reports directly to, the Committee and does not provide any other services to the Company.
The public company comparison group below was used by Cook to complete its public company proxy analysis and consisted of the same group utilized in the study performed by the Committee's prior compensation consultant in 2011, except that Freds, Inc., Tractor Supply Company and Ruddick Corporation were not included in the 2013 analysis due to the addition of Roundy's Inc, Harris Teeter Supermarkets, Inc., Calumet Specialty Products and United Natural Foods Inc., in accordance with Cook's recommendation that those companies provided a more relevant comparison based on their operations.

Alon USA Energy, Inc.	Weiss Markets Inc.	Spartan Stores Inc.

The Pantry, Inc.	Jack in the Box Inc.	Bob Evans Farms, Inc.

Casey’s General Stores, Inc.	O'Reilly Auto Parts	Village Super Market Inc.

Delek US Holdings, Inc.	United Natural Foods Inc.	Nustar Energy L.P.

Texas Roadhouse, Inc.	Ingles Markets Inc.	Sally Beauty Holdings, Inc.

Cracker Barrel Old Country Stores, Inc.	Carrols Restaurant Group, Inc.	Red Robin Gourmet Burgers, Inc.

Harris Teeter Supermarkets, Inc.	Regency Energy Partners LP	Roundy's Inc.

Calumet Specialty Products Partners, L.P.

The Committee reviewed the 25th percentile, mean, median and 75th percentile base salary, total cash and total compensation levels by position in this analysis, and considered these findings in assessing 2013 executive compensation levels. Average NEO 2013 target compensation was generally between the 25th and 50th percentiles of total compensation reported by companies in the comparison group in 2012 and tended to be more heavily-weighted toward variable compensation components (such as bonus and equity) than that of the companies in our comparison group. Generally, the Committee strives to set NEO base compensation levels below the 50th percentile and set variable compensation levels at or above the 50th percentile, consistent with the philosophic objectives described of above.
Individual Responsibilities, Performance and Contributions.  Individual responsibilities and performance criteria may also provide the impetus for certain compensation decisions and are used by the Committee in assessing comparability of market data, refining decisions regarding target levels of NEO annual compensation and considering equity award grants. These criteria are specific to each NEO position and may relate to a number of characteristics, including:
•Role and Responsibilities within the Company or SUSP
•Leadership
•Customer/Frontline Employee Experience
•Financial Performance/Acumen
•Ethics/Integrity
•Driving Growth
•Planning, Execution and Problem Solving
•Strategic Vision/Direction
•Leadership Development/Succession Planning
•Internal Controls/Risk Management
•External Relations
•Board Relations and Operations
These criteria may also be used by the Committee to make discretionary bonus payments above the level called for by reference to the annual performance bonus program administered under our 162(m) Plan.
Timing of Compensation Decisions.  The Committee generally meets in the third and fourth quarters each year to discuss the subsequent fiscal year compensation program design and identify any significant proposed changes. The Committee then typically meets early in the first quarter of the following year to review the previous year's performance relative to financial targets and may authorize bonus payments and long-term incentive awards that tie to the achievement of those goals. The

Committee will also then review the goals and management strategies for the new year, establish the target bonus levels for that fiscal year and approve any salary adjustments and associated effective dates. The Committee may, however, review salary and bonus levels at other times in the event of mid-year appointments, changes in responsibility or promotions. The Committee may also consider and grant long-term incentive awards from time to time as deemed appropriate during the year.
The following table summarizes the approximate timing of some of our more significant compensation events:

Event	Timing
• Consider changes to current year compensation program for implementation during the following fiscal year.	Third/fourth quarter

• Establish Company-wide and segment-specific financial performance objectives for the next fiscal year.	Fourth quarter

• Determine achievement of performance criteria for preceding fiscal year and authorize bonus payments.	First quarter

• Determine annual incentive bonus target criteria and equity grant performance target criteria, by individual, for current fiscal year performance period.	First quarter

• Consider base salary adjustments for executive officers for current fiscal year.	First quarter

• Establish bonus target payment levels (as a percent of base compensation) for executive officers for current fiscal year.	First quarter

• Consider long-term equity or performance-based compensation awards.	First quarter and from time to time
Determination of Performance Targets. At the beginning of each fiscal year, the Committee selects internal performance targets for both annual cash incentive and long-term and short-term performance equity awards that it believes are achievable while also aspirational, insofar as they are indicative of strong Company-wide or, as the case may be, segment-specific financial performance. Because Company performance is subject to external variables that may have either a positive or negative effect on annual performance, the Committee has not historically taken a purely formulaic approach to making bonus decisions and has reserved the discretion and ultimate authority to consider and discuss any number of subjective factors in making final award determinations.
The Company uses fuel-margin-neutral adjusted EBITDAR as a key measure of sustainable growth in its business, and since 2010 this metric has been used to determine one-half of NEO cash variable compensation and has been the primary performance criteria for performance equity awards. Fuel-margin-neutral adjusted EBITDAR is a non-GAAP measure that reflects adjusted EBITDAR assuming a consistent fuel margin in each period being compared, to eliminate variability in performance due to fuel price volatility, credit card expenses (which increase or decrease with the absolute price of fuel), fluctuating fuel margins and changes in short-term competitive conditions. Growth in fuel-margin-neutral adjusted EBITDAR is therefore achieved largely through increasing merchandise sales and margins and increasing fuel gallons sold while controlling expenses–which the Company views as among the key drivers in promoting long-term, sustainable and healthy growth in its core business.
Tax and other Considerations. In structuring executive compensation, the Company considers the anticipated accounting and tax treatment of various arrangements and payments. Accounting for compensation arrangements is prescribed by the Financial Accounting Standards Board. In determining the design of our incentive arrangements, the accounting and tax treatment or method was considered, but the accounting for or deductibility of compensation has not historically been a determinative factor in compensation decisions. However, in connection with the approval of the 2013 Plan and our 162(m) Plan, the Committee has made minor changes in the process for approving, communicating and certifying attainment of performance criteria in connection with cash and equity-based performance awards in order to qualify those awards for the exclusion under Section 162(m) of the Internal Revenue Code from the limit on deducting compensation above $1 million for certain named executive officers.
The Committee believes that NEO ownership of Company stock helps promote alignment with the interests of stock holders by providing a motivation to continue to work toward creating shareholder value. Consequently, the committee does consider NEO equity holdings (including the amount of any prior appreciation in value) as one of many factors in making compensation determinations. However, the committee believes placing emphasis on the appreciation in value of prior grants an NEO may have enjoyed, when considering whether to make new awards, would be inconsistent with the intent of working to create that alignment.

Discussion and Tabular Disclosure Regarding Historical and Current Compensation
Adjustments to Base Compensation and Target Bonus Levels
Each of our NEOs is currently party to an employment agreement that sets his or her base annual salary and target bonus level, in either case, subject to annual review and discretionary increase by the Committee for reasons such as changes in job responsibility or market trends or to reward individual performance. The table below presents the annual base salary levels and target bonus levels (expressed as a percentage of base salary) for each of our NEOs after giving effect to any increases approved by the Committee from the base levels specified in the executives' respective employment agreements:

Executive Officer	Year	Base Salary (1)		Target Bonus Percentage
Sam L. Susser	2013	500,000	(2)	75%	(2)
Chairman and CEO	2012	500,000	(2)	75%	(2)

Mary E. Sullivan	2013	291,738		60%
Executive Vice President, Chief Financial Officer and Treasurer	2012	266,738		60%

Steven C. DeSutter	2013	486,953		60%
Executive Vice President and President and CEO—Retail Operations	2012	472,770		60%

E.V. Bonner, Jr.	2013	319,341		60%
Executive Vice President, Secretary and General Counsel	2012	310,040		60%

Rocky B. Dewbre	2013	294,124		60%
Executive Vice President and President/Chief Executive Officer—Wholesale	2012	269,124		60%
________________

(1)	Annualized base salary level, which, to the extent of any increase or decrease from the preceding year, generally becomes effective during the first fiscal quarter.

(2)
Although Mr. Susser's base cash salary in 2012 and 2013 was $500,000, his total base compensation consisted of that base salary plus a restricted stock award of $100,000 for 2012 and $150,000 for 2013. Consequently, his annual bonus was calculated as a percentage of the total base compensation of $600,000 for 2012 and $650,000 for 2013.

For the 2013 fiscal year the Committee approved the payment and award of base compensation to our CEO consisting of $500,000 cash salary and $150,000 in restricted stock, reflecting an increase in his base compensation by $50,000 or 8.3%, in view of the Company's record performance in 2012 and taking into account the considerations described above. Additionally, as further discussed below, the Committee granted Mr. Susser performance-based, and performance-retention based, restricted stock units reflecting an aggregate 120,383 in shares of common stock at 100% attainment of performance targets, in light of the Company's record performance for 2012, in order to further align Mr. Susser's long-term incentive with the financial performance of the Company and in keeping with Mr. Susser's expressed desire that the Committee endeavor to use equity, rather than cash, in making discretionary awards or payments or making discretionary increases in base compensation. The Committee made no change to Mr. Susser's target bonus level as a percentage of base compensation.
In the first quarter of 2013 the Committee determined that each of our other NEOs should receive a base salary increase of between 3% and 10% reflecting their leadership and contributions during the prior year, including achieving record cash flows in 2012, executing on the Company's growth plans by achieving our 24th consecutive year of increasing same store merchandise sales, successfully executing the spin-off of our wholesale division into a publicly traded partnership—Susser Petroleum Partners LP, as well as other important individual contributions. For the 2013 fiscal year, Mr. Bonner and Mr. DeSutter received a 3% increase in base salary and Mr. Dewbre and Ms. Sullivan each received an approximately 9% base salary increase.
2013 Bonus Plan
For the 2013 fiscal year, the Committee utilized consolidated, retail segment and wholesale segment adjusted EBITDAR (or net income before net interest expense, income taxes, net income attributable to non-controlling interest, depreciation, amortization and accretion, and rent, adjusted to exclude certain non-cash compensation and other expenses) as the relevant performance measure for making awards under the management bonus program.
The Committee strongly believes that performance awards should be tied to variables within our employees' control and recognizes that fuel margins are subject to market and other competitive pressures that may cause fuel gross profit to vary from year to year for reasons largely outside of our employees' control. Accordingly, the Committee also utilized a fuel-margin-neutral measure of adjusted EBITDAR, in addition to reported adjusted EBITDAR, for assessing performance against targets.
For each of our NEOs (and for each of these three adjusted EBITDAR measures, as applicable) 2013 performance versus target was measured 50% on an actual basis and 50% on a fuel-margin-neutral basis to help mitigate the impact that significant swings in fuel margins, which are subject to market variability beyond our control, may have on our operating results. Regardless of the fuel-margin-neutral adjusted EBITDAR, the Company must achieve a certain base level of actual EBITDAR before our NEOs are eligible for any bonus payments.
At the beginning of the 2013 fiscal year, the Committee determined that its objective assessment of Mr. Dewbre's performance would be based 66.7% on achievement of targeted consolidated adjusted EBITDAR with the remaining 33.3% being based on achieving targeted levels of wholesale segment adjusted EBITDAR. Mr. DeSutter's objective performance criteria for fiscal 2013 were weighted 66.7% on achievement of targeted consolidated adjusted EBITDAR with the remaining 33.3% being based on achieving targeted levels of retail segment adjusted EBITDAR. The performance of our other NEOs was assessed based upon performance of the Company relative to internal target levels of consolidated adjusted EBITDAR.

The table below reflects the performance of the Company in its achievement of 2013 adjusted EBITDAR targets and the relative importance each of these components played in NEO nominal bonus calculations under the Company’s 2013 annual bonus program.
2013 Results vs. Internal Performance Targets and
Relative Weight of Targets in Nominal NEO Bonus Determinations

	Adjusted Consolidated EBITDAR	Retail Segment Adjusted EBITDAR	Wholesale Segment Adjusted EBITDAR	Bonus Paid as Percent of Target	Bonus paid as a Percent of Base Compensation
	($ in thousands)
2013 Internal Performance Target	$225,955	$177,271	$63,909
2013 Results as a Percentage of Target (1) (2):
Actual Result	95.4%	91.9%	102.9%
Fuel-Margin-Neutral Result (3)	94.7%	91.2%	102.5%
Allocation of EBITDAR Components in Nominal Bonus Calculations (by NEO) (1):
Sam L. Susser	100.0%	—	—	28.9%	21.7%
Mary E. Sullivan	100.0%	—	—	27.4%	16.4%
Steven C. DeSutter	66.7%	33.3%	—	22.1%	13.2%
E.V. Bonner, Jr.	100.0%	—	—	27.4%	16.4%
Rocky B. Dewbre	66.7%	—	33.3%	55.6%	33.3%
________________

(1)
2013 bonus amounts based on (i) 50% weighting of actual results to target adjusted EBITDAR and (ii) 50% weighting of fuel-margin-neutral results to target adjusted EBITDAR. Actual results were adjusted to exclude the impact of un-budgeted acquisitions and to neutralize inter-segment results from impacts of SUSP gross profit mark-up.

(2)	Fuel-margin-neutral result is the calculation of adjusted EBITDAR as if fuel margin expressed in terms of cents per gallon (CPG) was equal to the target CPG assumed in the adjusted EBITDAR target.
For their 2013 performance, the Committee certified attainment at the levels set forth above and authorized payment of bonus awards to each of our NEOs, at the levels set forth in the 2013 bonus program. A portion of Mr. Susser's 2013 bonus was paid in the form of 563 shares of Susser restricted stock, which are subject to time vesting through November 2015.
2013 Equity Awards
In March 2013, we continued our practice of making annual, programmatic, equity awards to our NEOs (and certain other in employees). These awards generally fell into three categories, as described below.
Annual Performance Awards. Each of our NEOs, other than our CEO, received performance-based RSUs, subject to achieving a target of $226.0 million consolidated adjusted EBITDAR on a fuel-margin-neutral basis for the 2013 fiscal year. Each of these RSU grants, which were awarded under the Susser Holdings Corporation 2006 Equity Incentive Plan (the "2006 Plan"),

provided for a threshold of 167 shares at 90% of target performance, 3,890 shares at 100% of target performance and 7,780 shares at 105% of target performance.
In February 2014, the Committee determined that this performance hurdle had been met at the 94.7% level, and that 376 shares would be deemed earned by each of these NEOs under these awards, subject to continued time vesting, which will occur ratably on November 15 of 2014, 2015 and 2016.
Performance-Based Retention Awards. The Company also granted performance-based retention awards under the 2013 Plan in the form of RSUs to each of our NEOs, including our CEO. These grants were made by the committee in recognition of the Company's outstanding performance over the 2010, 2011 and 2012 years, during which time the Company set new records for cash flow growth, key operating metrics and creation of shareholder value. These awards were approved and granted subject to a one-year performance hurdle based on achieving target levels of fuel-margin-neutral adjusted EBITDAR for 2013 and, subject to achievement of that performance hurdle, followed by time vesting. Our CEO received an award under this framework providing for the potential issuance of 66,681 shares of common stock at 90% of target and 77,795 shares at 100% of target and each of our other NEO's received an award providing for the potential issuance of 3,334 shares of common stock at 90% of target and 6,668 shares of common stock at 100% of target.
In February 2014, the Committee determined that the fuel-margin-neutral EBITDAR performance hurdle associated with these awards had been met at the 94.7% level, and that 71,905 shares would be deemed earned by CEO and 4,901 shares would be deemed earned by each of our other NEOs under these awards, subject to continued time vesting, which will occur ratably on June 1 of 2014 and 2015. These awards were structured so as to qualify as performance based awards under Section 162(m) of the Code.
Long-Term Performance Awards. Building on the introduction in 2012 of a long-term performance framework for equity awards to our CEO, in 2013, each of our NEOs, including our CEO, received long-term performance awards in the form of RSUs. These awards are subject to three-year performance hurdles based on two to four of the following criteria as appropriate for each NEO's area of responsibility: achieving target levels of fuel-margin-neutral adjusted EBITDAR, total shareholder return, same store growth in merchandise sales and motor fuel gallons, reduction in store manager turnover and increases in the SUSP cash distribution.
In 2013, our CEO received an award under this framework providing for the potential issuance of 21,294 shares of common stock at the minimum level of aggregate target level attainment, 42,588 shares at 100% of target and 85,179 shares at the maximum level of attainment. Each of our other NEO's received an award under this framework providing for the potential issuance of 2,840 shares of common stock at the minimum level of aggregate target level attainment, 5,679 shares at 100% of target and 11,357 shares at the maximum level of attainment. These awards, if earned, vest upon certification of attainment of performance criteria by the Committee in 2016 and were also structured so as to qualify as performance based awards under Section 162(m) of the Code.
Other Awards. Additionally, in March 2013, our CEO, Mr. Susser, received a total of 3,334 shares of Susser Holdings Corporation restricted common stock which was issued in lieu of $150,000 of his 2013 annual base cash compensation. This restricted stock vests ratably on November 15, 2013, 2014 and 2015. Mr. Susser was also awarded in March 2013, by the board of directors of Susser Petroleum Partners GP LLC, 7,037 phantom units representing limited partner interests in Susser Petroleum Partners LP, issued in lieu of approximately $207,000 of his 2012 performance bonus, vesting ratably on November 15, 2013 and 2014.
For more information about the awards described above, please see the "Grants of Plan Based Awards" table beginning on page 36 of this proxy statement.

Benefit Plans
We provide compensation in the form of other benefits, including medical, life, dental, and disability insurance in line with competitive market conditions. Our NEOs are eligible for the same benefit plans provided to our other non-store employees, including insurance plans and supplemental plans chosen and paid for by employees who wish additional coverage.
Our NEOs, other than Mr. Susser, may also participate in our 2008 Employee Stock Purchase Plan ("ESPP"). Mr. Susser is not eligible to participate because he beneficially owns 5% or more of the Company's common stock. Shares of our common stock are purchased quarterly through payroll deductions, with employee contributions limited to the lesser of 10% of compensation or $25,000 annually. Stock purchases are made shortly after the end of each fiscal quarter at 85% of the closing price on the last trading day of the quarter.

We maintain a 401(k) benefit plan for the benefit of our employees. All full-time employees who are over 21 years of age and have greater than six months tenure are eligible to participate. Under the terms of the 401(k) plan, employees can contribute up to 100% of their wages, subject to IRS limitations, which, for 2013, were generally a maximum contribution amount of $17,500 on maximum compensation of $255,000. We match 20% of the first 6% of salary that the employee contributes as a "guaranteed" match. Additionally, we may make a discretionary match that we determine in the first quarter of each year, based on the prior year's financial performance against internal targets, although no such discretionary match was made in 2014 for the 2013 fiscal year.
We have also implemented a nonqualified deferred compensation (NQDC) plan for key executives, officers, and certain other employees to allow compensation deferrals in addition to that allowable under the 401(k) plan limitations, in that the contribution limits and compensation limits of the 401(k) plan do not apply to the NQDC plan. Participants in the NQDC plan may defer up to 75% of their salary. We match a portion of the participant's contribution each year on the first 6% of salary deferred, using the same percentage of guaranteed and discretionary matches that are used for our 401(k) plan. The investment options available in the NQDC plan are identical to those offered in the 401(k) plan. NQDC plan benefits are paid from our assets upon termination or retirement, and the plan does not otherwise permit early withdrawals, distributions or loans, except for certain hardship withdrawals in the event of unforeseen emergencies.

Equity Plan Information
In connection with our initial public offering, we adopted the 2006 Plan which governs the terms of equity awards granted to our management team prior to our initial public offering as well as any future equity awards granted by the Company. In 2013, our shareholders approved a new plan, the 2013 Plan, which replaced the 2006 Plan, and which together with the 2006 Plan, we refer to as the "Susser Plans". In connection with its 2012 initial public offering, the Partnership adopted the Susser Petroleum Partners LP 2012 Long-Term Incentive Plan (the "SUSP Plan" and together with the Susser Plans, the "Plans.") The Plans are intended to provide incentives that will attract, retain and motivate highly competent persons as directors and employees of, and consultants to, the Company and our subsidiaries, by providing them with opportunities to acquire shares of our common stock, common units representing limited partner interests in SUSP ("Units") or to receive monetary payments. Additionally, the Plans provide us a means of directly tying our executives' financial reward opportunities to our shareholders' and unitholders' return on investment.
Susser Holdings Plans. Employees and directors of, and consultants to, us or any of our subsidiaries are eligible to participate in the 2013 Plan, which is administered by the Committee. The 2013 Plan makes available an aggregate of 1,750,000 shares of our common stock, subject to adjustments. The 2013 Plan provides for the grant of stock options, including incentive stock options and non-qualified stock options, shares of restricted stock, and other stock-based awards. The Committee determines, with regard to each type of award, the terms and conditions of the award, including the number of shares subject to the award, the vesting terms of the award, and the purchase price for each award. Additionally, in 2008, our shareholders approved the 2008 Susser Holdings Corporation Employee Stock Purchase Plan, which permits eligible employees to purchase common stock through accumulated payroll deductions.
Partnership Plan. The SUSP Plan allows us to grant SUSP Units, as well as certain unit-based awards, to persons who perform services for the Partnership. The SUSP Plan initially limits the number of Units that may be delivered pursuant to vested awards to 1,092,500. Additionally, on January 1 of each calendar year occurring prior to the expiration of the SUSP Plan, the total number of Units reserved and available for issuance shall increase by 500,000 Units if, and only if, the Partnership has completed a qualifying sale or other disposition of its Units during the previous calendar year.
As of December 29, 2013, a total of 2,350,855 shares of restricted stock and shares underlying RSUs and stock options had been awarded under the 2006 and 2013 Plans, net of forfeitures, of which 826,199 remained subject to vesting requirements. As of December 29, 2013, 1,451,055 shares remained available for issuance under the 2006 and 2013 Plans.
A total of 105,105 shares had been issued under the Employee Stock Purchase Plan as of December 29, 2013. Additionally, a total of 48,315 phantom Units had been awarded under the SUSP Plan as of that date, of which 36,963 remained subject to vesting requirements. Total securities remaining available for issuance under our equity compensation plans as of December 29, 2013 were as follows:

Shares of Common Stock Authorized for Issuance
Under Susser Holdings Corporation Equity Compensation Plans

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (1)
Equity compensation plans approved by security holders	548,120	$17.17	2,095,950
Equity compensation plans not approved by security holders	—	—	—
Total	548,120	$17.17	2,095,950
________________

(1)
Includes 1,451,055 shares remaining available for future issuance under our 2013 Equity Incentive Plan and 644,895 shares remaining available for future issuance under our Employee Stock Purchase Plan.

Common Units Authorized for Issuance Under Partnership Equity Compensation Plans

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	—	—	1,044,185
Equity compensation plans not approved by security holders	—	—	—
Total	—	—	1,044,185

Termination and Change of Control Benefits
Each of our NEOs is currently party to an employment agreement with us that sets his or her base annual salary and target bonus level, in either case, subject to annual review and discretionary increase by the Committee for reasons such as changes in job responsibility or market trends or to reward individual performance. These employment agreements provide for severance payments upon certain events of termination. If we terminate any of our NEOs "without cause," or the executive elects to terminate employment for "good reason," he or she is generally entitled to two times (or, $1.5 million in the case of Mr. Susser) base salary paid out in five installments over two years, plus any earned and accrued but unpaid bonus and any accrued vacation pay, 24 months of continued health insurance coverage for the executive and his or her family, and the reimbursement of any previously-incurred job-related expenses.
For purposes of these employment agreements, "good reason" generally includes: (i) a reduction of the executive's base salary or target bonus percentage; (ii) the relocation of the executive's principal office location to a location outside of Corpus Christi or Houston, Texas; (iii) our failure to provide any employee benefits due to be provided to the executive; (iv) a material breach of the executive's employment agreement by us; or (v) the acquisition by a financial or strategic buyer of 51% of the outstanding equity interests of the Company, provided, in the latter case, the executive negotiates to provide continued transition services for a reasonable period. Under these employment agreements, our NEOs are also entitled to various "gross-up" payments for certain excise taxes they may incur in connection with annual compensation or any severance payments.
The Committee believes the termination and change of control provisions contained in our NEOs' employment agreements play an important role in attracting, recruiting and retaining executive talent by partially offsetting the career and relocation risks associated with changing jobs and, frequently, moving from larger cities offering greater opportunities for executive-level employment. Additionally, we believe the employment agreements provide long-term protections for the Company through non-competition provisions prohibiting the NEOs from working (or maintaining anything other than a de minimis ownership interest in a Company operating in) the convenience store or wholesale fuel distribution industry, in any county in which the Company operates at the date of termination of employment, as well as non-solicitation agreements prohibiting the NEOs from hiring Company employees, for a period of two years from the date of termination.
Summary Compensation Table
The following table provides a summary of total compensation paid for 2011, 2012 and 2013 to our NEOs. The table shows amounts earned by such persons for services rendered to Susser in all capacities in which they served. The elements of compensation listed in the table are more fully described in the "Compensation Discussion and Analysis" section of this report and in the footnotes that follow this table.

Name and Principal Position	Year	Salary ($) (1)		Bonus ($) (2)		Stock Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (2)		All Other Compensation ($) (4)	Total ($)
Sam L. Susser	2013	500,000	(5)	—		6,659,600	106,905	(6)	47,160	7,313,665
Chairman of the	2012	500,000	(5)	413,667	(6)	1,126,603	—		97,556	2,137,826
Board, President and	2011	500,000	(5)	553,347	(6)	709,627	—		89,577	1,852,551
Chief Executive
Officer

Mary E. Sullivan	2013	286,931		—		846,176	47,961		5,882	1,186,950
Executive Vice	2012	260,047		244,744		321,088	—		30,780	856,659
President, Chief	2011	230,647		256,301		135,100	—		31,006	653,054
Financial Officer
and Treasurer

Steven C. DeSutter	2013	484,226		—		822,734	64,434		4,954	1,376,348
Executive Vice	2012	470,987		443,249		228,988	—		34,251	1,177,475
President and Chief	2011	460,904		520,581		135,100	—		34,937	1,151,522
Executive Officer -
Retail

E.V. Bonner, Jr.	2013	317,552		—		846,176	52,500		6,575	1,222,803
Executive Vice	2012	308,871		284,476		321,088	—		38,002	952,437
President, Secretary	2011	302,258		335,876		135,100	—		40,633	813,867
and General Counsel

Rocky B. Dewbre	2013	289,317		—		830,548	98,049		5,958	1,223,872
Executive Vice	2012	264,419		251,273		321,088	—		31,226	868,006
President and Chief	2011	243,288		260,820		135,100	—		30,377	669,585
Executive Officer -
Wholesale
________________

(1)	Includes base salary paid to each NEO during the fiscal year. All years contain 26 bi-weekly pay periods.

(2)
Amounts included in bonus column are the amounts earned for each fiscal year, but such amounts were paid in March of the following year. Beginning in 2013, our bonus amounts are being reflected as "Non-Equity Incentive Plan Compensation" in the above table, as it is now covered by our 162(m) Plan, which was approved by shareholders during 2013.

(3)
During 2013, each of our NEOs received long-term performance awards that are subject to performance criteria covering 2013 through 2015, and performance-based retention awards which were subject to meeting 2013 performance criteria. Our NEOs, other than our CEO, also received annual performance awards that were subject to meeting performance criteria for 2013. Our CEO received shares of restricted stock as part of his 2013 base compensation and as part of his bonus earned for 2012 results. Each of these awards are more fully described in “2013 Equity Awards” above and in the "Grants of Plan-Based Awards" table and accompanying footnotes below.

The amounts reported for stock awards represent the grant date fair value of the stock awards, calculated in accordance with the accounting guidance on share-based payments. Included are awards of RSUs that were subject to performance criteria. These performance grants are reflected in this table at the target value, which may be different than the amount actually received upon determination of performance. Additionally, these amounts do not correspond to the actual value that may be recognized by the NEOs upon disposition of vested stock and do not give effect to any decline or increase in the trading price of our stock since the date of grant. Compensation cost is being recognized over the related vesting period in accordance with FASB ASC Topic 718.

For 2012, Mr. Susser received a long-term performance grant of 6,070 shares of restricted stock, subject to meeting target performance criteria for 2012 through 2014. The grant date fair value of $149,990 is based on the "probable outcome" on the grant date which is deemed to be the same as the target. Also included in these amounts are shares of restricted stock granted to Mr. Susser in lieu of cash payments for his base salary and bonus for the applicable fiscal year, as further discussed in notes 5 and 6 to this table.

In 2012, Ms. Sullivan, Mr. Bonner, and Mr. Dewbre each received grants of 5,000 SUSP phantom Units, which are subject to a five-year vesting period. The grant date fair value of these phantom Units for each NEO was $92,100. In 2012, each of our NEOs, other than our CEO, received grants of performance based RSUs representing 6,000 shares of Susser common stock at full achievement of target performance criteria (or 10,000 shares at achievement of maximum performance criteria), with achievement at target deemed to be the "probable outcome" as of the grant date. The Committee determined, on March 15, 2013, that target performance was not fully achieved and consequently each recipient forfeited all but 2,920 RSUs with a corresponding fair value of $72,153, rather than the grant date fair value of 6,000 shares at target of $148,260 required to be reflected in the above table.

In 2011, our CEO received restricted stock in recognition of the Company’s performance for 2010, along with the restricted stock he received as a portion of his base compensation and bonus. Each of our NEOs, other than our CEO, received grants of performance based RSUs representing 10,000 shares of common stock at target performance criteria (which was also the maximum and deemed to be the "probable outcome" as of the grant date). The Committee determined, on March 16, 2012, that target performance was not fully achieved and consequently, each recipient forfeited all but 6,733 RSUs with a corresponding fair value of $90,963, rather than the fair value of 10,000 shares at target of $135,100 required to be reflected in the above table.

(4)	The details of amounts listed as "All Other Compensation" are presented in the "All Other Compensation" table below.

(5)
Mr. Susser received $150,000, $100,000, and $100,000 of his 2013, 2012, and 2011 base salary, respectively, as shares of restricted stock instead of cash. These restricted stock grants are included in the stock awards column for the year received, and not included in the salary column. For 2013, 3,334 shares were granted on March 1, 2013, which vest ratably on November 15 of 2013, 2014 and 2015. For 2012, 4,046 shares were granted on March 1, 2012, which vest ratably on November 1 of 2012, 2013 and 2014. For 2011, 7,401 shares were granted on March 1, 2011, which vest ratably on November 1 of 2011, 2012 and 2013.

(6)
Mr. Susser received a portion of his bonus for 2011, 2012 and 2013 in shares of restricted stock or phantom units instead of cash. The grant date fair values are included in the stock awards column for the year in which they were received, rather than for the year they were earned. The following table summarizes Mr. Susser's incentive bonus payments:

Year Earned	Year Received	Number of Equity Securities (#)	Value of Equity Securities Received ($)	Type of Security	Date Fully Vested
2013	2014	563	34,080	Susser restricted stock	Nov. 15, 2015
2012	2013	7,037	206,817	SUSP phantom units	Nov. 15, 2014
2011	2012	11,196	276,653	Susser restricted stock	Nov. 1, 2013

All Other Compensation

Name	Year	Perquisites and Other Personal Benefits ($) (1)	Company Contributions to 401(k) and Deferred Compensation Plans ($) (2)	Total ($)
Sam L. Susser	2013	36,196	10,964	47,160
	2012	34,355	63,201	97,556
	2011	34,038	55,539	89,577

Mary E. Sullivan	2013	—	5,882	5,882
	2012	—	30,780	30,780
	2011	—	31,006	31,006

Steve C. DeSutter	2013	—	4,954	4,954
	2012	—	34,251	34,251
	2011	—	34,937	34,937

E.V. Bonner, Jr.	2013	—	6,575	6,575
	2012	—	38,002	38,002
	2011	—	40,633	40,633

Rocky B. Dewbre	2013	—	5,958	5,958
	2012	—	31,226	31,226
	2011	—	30,377	30,377
________________

(1)
Perquisites and other personal benefits are included for each NEO only to the extent the aggregate value is equal to or greater than $10,000 in any year. For Sam L. Susser, perquisites consisted primarily of the estimated value of personal bookkeeping and secretarial services provided by Susser personnel.

(2)
Each of our NEOs is eligible to participate in a 401(k) plan that is generally available to all employees. Additionally, certain highly compensated employees, including our NEOs, are eligible to participate in our NQDC plan. The investment options in the NQDC plan mirror those available in our 401(k) plan, and do not contain any above-market or preferential earnings. The Company’s contributions to the 401(k) and NQDC plans accrued for fiscal 2011 and 2012 each included a discretionary match of 80% on the first 6% of salary deferred in addition to the 20% guaranteed match. No additional match was contributed for 2013.

Grants of Plan-Based Awards
For Fiscal Year Ended December 29, 2013

Name	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock (#) (3)	Grant Date Fair Value of Stock Awards ($)(4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#) (1)	Maximum (#)
Sam L. Susser			19,500	487,500	1,235,000
(2a)	5/21/2013	5/21/2013				66,681	77,795	77,795	—	3,933,315
(2b)	5/21/2013	5/21/2013				21,294	42,588	85,179	—	2,387,767
(3a)	3/1/2013	2/13/2013					—		3,334	149,997
(3b)	3/1/2013	2/13/2013							7,037	188,521

Mary E. Sullivan			8,752	175,042	510,542
(2c)	3/1/2013	2/13/2013				167	3,890	7,780	—	175,011
(2a)	5/21/2013	5/21/2013				3,334	6,668	6,668	—	337,134
(2b)	5/21/2013	5/21/2013				2,840	5,679	11,357	—	334,031

Steven C. DeSutter			14,608	292,172	852,168
(2c)	3/1/2013	2/13/2013				167	3,890	7,780	—	175,011
(2a)	5/21/2013	5/21/2013				3,334	6,668	6,668	—	337,134
(2b)	5/21/2013	5/21/2013				2,840	5,679	11,357	—	310,589

E.V. Bonner, Jr.			9,580	191,604	558,846
(2c)	3/1/2013	2/13/2013				167	3,890	7,780	—	175,011
(2a)	5/21/2013	5/21/2013				3,334	6,668	6,668	—	337,134
(2b)	5/21/2013	5/21/2013				2,840	5,679	11,357		334,031

Rocky B. Dewbre			8,824	176,474	514,716
(2c)	3/1/2013	2/13/2013				167	3,890	7,780	—	175,011
(2a)	5/21/2013	5/21/2013				3,334	6,668	6,668	—	337,134
(2b)	5/21/2013	5/21/2013				2,840	5,679	11,357	—	318,403
________________

(1)
Beginning with 2013, our bonus payments fall under our 162(m) Plan, which was approved by shareholders during 2013. Criteria for 2013 included meeting enumerated performance targets for adjusted EBITDAR and fuel-margin-neutral adjusted EBITDAR, as previously discussed in “2013 Bonus Plan”. To earn incentive payments, adjusted EBITDAR must meet 90%, 100% or 120% of the respective targets for threshold, target and maximum awards. Incentive payments are made to our CEO at a 3%, 75% and 190% of base salary for achieving a 90%, 100% or 120% of target, respectively. Incentive payments to our other NEOs are made at 3%, 60% and 175% of base salary for achieving a 90%, 100% or 120% of target, respectively. Each target component is measured separately, and incentive amounts are calculated on a pro-rata basis if performance results are between specified target measurement points. Actual amounts realized for 2013 non-equity incentive compensation are reflected in the summary compensation table above. Mr. Susser received a portion of his incentive plan award for 2013 in shares of restricted stock, which is further discussed in the footnotes to the Summary Compensation Table.

(2)
Performance RSUs are restricted stock units subject to performance criteria. These grants are subject to performance criteria, in addition to time vesting requirements, as further described under "2013 Long-term Equity Awards" above. Each of the grants are further described below:

(a)
Reflects performance-based retention awards made under our 2013 Plan as previously described in “2013 Equity Awards”. The grant date fair value per share was $50.56. Performance criteria of 90% and 100% of targeted fuel-margin-neutral adjusted EBITDAR 2013 was required to meet the minimum and target awards, respectively. For this award, the target value is also the maximum award. In February 2014, the Committee determined that the performance hurdle was met at the 97.4% level, and that 71,905 shares were earned by our CEO and 4,901 shares were earned by our other NEOs. The grant date fair value for the actual shares earned was $3,635,517 for our CEO and $247,795 for the other NEOs, rather than the grant date fair value at target included in the table above. These shares remain subject to time vesting ratably on June 1 of 2014 and 2015.

(b)
Reflects long-term performance awards as previously described in “2013 Equity Awards” made under our 2013 Plan. The grant date fair value per share was $67.08 for those under the shareholder return criteria, utilizing a Monte Carlo simulation methodology, and all other criteria had a grant date fair value per share of $50.56, based on the closing price on the grant date. The performance hurdles for these grants cover the three-year period ending 2015, and will not be determined until early 2016. Any shares awarded will vest on March 1, 2016. The individual weighting of each of the performance criteria for our NEOs is as follows:

NEO	Fuel-Margin Neutral Adjusted EBITDAR	Total Shareholder Return	Same-Store Growth in Merchandise Sales and Retail Gallons	Reduction in Store Manager Turnover	SUSP Cash Distribution Increase
Sam L. Susser	33.3%	33.3%	33.3%	−	−
Mary E. Sullivan	50.0%	50.0%	−	−	−
Steven D. DeSutter	25.0%	25.0%	25.0%	25.0%	−
E.V. Bonner, Jr.	50.0%	50.0%	−	−	−
Rocky B. Dewbre	33.3%	33.3%	−	−	33.3%

(c)
Reflects annual performance awards as previously described in “2013 Equity Awards” made under our 2006 Plan. The grant date fair value per share was $44.99. Performance criteria required meeting 90%, 100% and 105% of targeted fuel-margin-neutral adjusted EBITDAR for 2013 for the minimum, target and threshold awards, respectively. In February 2014, the Committee determined that the performance hurdle was met at the 97.4% level, and that 376 shares were earned by each of our NEOs, other than our CEO. The grant date fair value for the actual shares earned was $16,916 for each of the NEOs, rather than the $175,011 grant date fair value at target included in the above table. These shares remain subject to time vesting ratably on November 15 of 2014, 2015 and 2016.

(3)	Reflects other awards of restricted stock as further described under "2013 Long-term Equity Awards" above. Each of the grants are further described below:

(a)
Reflects restricted shares under our 2006 Plan received by Mr. Susser in lieu of $150,000 of his base salary. These shares were granted on March 1, 2013 at a grant date value per share of $44.99, and vest ratably on November 15 of 2013, 2014 and 2015.

(b)
Reflects SUSP phantom units under the SUSP Plan received by Mr. Susser in lieu of $206,828 of his bonus earned for 2012. These units were granted on March 1, 2013 at a grant date value per unit of $26.79, and vest ratably on November 15 of 2013 and 2014.

(4)
The reported grant date fair value of stock awards were determined in compliance with FASB ASC Topic 718 and are more fully described in Note 18-Share Based Compensation in our Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K. For each of the performance-based grants, we determined that the “most probable” outcome as of the grant date was the target number of shares. The fair value per share/unit data is provided in the previous footnotes to this table.

Outstanding Equity Awards at December 29, 2013

	Option Awards (1)				Stock Awards (1)
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units That Have Not Vested ($) (2)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Name	Exercisable	Unexercisable
Sam L. Susser					9,443	609,074	(5)	6,070	391,515	(8)
					2,223	143,384	(10)	42,588	2,746,926	(13)
					71,905	4,637,872	(12)
					3,519	116,479	(14)
Total	—	—			87,090	5,506,809		48,658	3,138,441

Mary E. Sullivan					1,000	64,500	(3)	5,679	366,296	(13)
					2,245	144,803	(4)
					3,267	210,722	(6)
					1,947	125,582	(7)
					376	24,252	(11)
					4,901	316,114	(12)
					4,000	132,400	(9)
Total	—	—			17,736	1,018,373		5,679	366,296

Steven C. DeSutter	186,981		10.76	06/18/2018	1,000	64,500	(3)	5,679	366,296	(13)
					2,245	144,803	(4)
					3,267	210,722	(6)
					1,947	125,582	(7)
					376	24,252	(11)
					4,901	316,114	(12)
Total	186,981	—			13,736	885,973		5,679	366,296

E.V. Bonner, Jr.	40,872		11.19	12/20/2015	1,000	64,500	(3)	5,679	366,296	(13)
	5,192		11.19	3/1/2018	2,245	144,803	(4)
					3,267	210,722	(6)
					1,947	125,582	(7)
					376	24,252	(11)
					4,901	316,114	(12)
					4,000	132,400	(9)
Total	46,064	—			17,736	1,018,373		5,679	366,296

Rocky B. Dewbre	55,872		11.19	12/20/2015	1,000	64,500	(3)	5,679	366,296	(13)
	5,192		11.19	3/1/2018	2,245	144,803	(4)
					3,267	210,722	(6)
					1,947	125,582	(7)
					376	24,252	(11)
					4,901	316,114	(12)
					4,000	132,400	(9)
Total	61,064	—			17,736	1,018,373		5,679	366,296
________________

(1)
Reflects outstanding options, restricted stock and performance RSUs granted under the Plans. All awards shown are Susser Plans awards unless otherwise specified. The awards generally vest over a two to five year period. The option awards expire 10 years after date of grant. For additional information refer to Note 18–Equity-Based Compensation in our Notes to Consolidated Financial Statements, and in Note 18–Share-Based Compensation in SUSP's notes to Consolidated Financial Statements included in its Annual Report on Form 10-K.

(2)	Based on Susser closing market price of $64.50 on December 29, 2013, or SUSP closing market price of $33.10 on December 31, 2013, as applicable.

(3)	The unvested portion of this award is scheduled to vest on April 8, 2014.

(4)	The unvested portion of this award is scheduled to vest on November 1, 2014.

(5)	The unvested portion of this award is scheduled to vest on November 1, 2014.

(6)	The unvested portion of this award is scheduled to vest on November 1, 2014.

(7)
The performance criteria for this 2012 award was partially achieved as of March 15, 2013. The units reflect actual number awarded, and the unvested portion is scheduled to vest ratably on November 1, 2014 and November 1, 2015.

(8)
These performance RSUs are scheduled to vest on March 1, 2015, subject to meeting cumulative performance criteria for 2012 through 2014. The number of units and associated market value reflects amounts at target performance.

(9)	The unvested portion of the SUSP phantom Units are scheduled to vest ratably on September 25, 2014, September 25, 2015, September 25, 2016 and September 25, 2017.

(10)	The unvested portion of this award is scheduled to vest ratably on November 15, 2014 and November 15, 2015.

(11)
The performance criteria for this 2013 award was partially achieved as of February 27, 2014 at the 94.7% level. The units reflect actual number awarded, and the unvested portion is scheduled to vest ratably on November 15, 2014 and November 15, 2015 and November 15, 2016

(12)
The performance criteria for this 2013 performance based retention award was partially achieved as of February 27, 2014 at the 94.7% level. The units reflect actual number awarded, and the unvested portion is scheduled to vest ratably on June 1, 2014 and June 1, 2015.

(13)
These performance RSUs are scheduled to vest on March 1, 2016, subject to meeting cumulative performance criteria for 2013 through 2015. The number of units and associated market value reflect amounts at target performance.

(14)	The unvested portion of the SUSP phantom Unit is scheduled to vest on November 15, 2014.

Option Exercises and Stock Vested
The following table provides information regarding the vesting of restricted stock, exercise of options and vesting of SUSP phantom units held by our NEOs during 2013.

	Option Awards		Stock Awards		SUSP Phantom Units
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Sam L. Susser	—	—	30,155	1,634,089	3,518	113,708
Mary E. Sullivan	—	—	4,217	225,313	1,000	30,330
Steven C. DeSutter	—	—	7,551	392,114	—	—
E.V. Bonner, Jr.	15,000	546,785	4,217	225,313	1,000	30,330
Rocky B. Dewbre	—	—	4,217	225,313	1,000	30,330
________________

(1)
The reported value for this column is determined by multiplying the number of shares underlying options exercised by the difference between the share price at the time of exercise less the exercise price paid by the NEO.

(2)	The reported value for this column is determined by multiplying number of vested shares or units by the closing price on the date of vesting.

Pension Benefits
Other than our 401(k) and non-qualified deferred compensation plans described elsewhere in this document, we do not maintain any other plan that provides for payments or other benefits at, following, or in connection with retirement.

Non-Qualified Deferred Compensation
The following table provides information regarding contributions by the Company and each NEO participating in our non-qualified deferred compensation plan during 2013. The table also presents each NEO’s earnings and year-end balances in the plan. Our non-qualified deferred compensation plan is described above in "Compensation Discussion and Analysis" under the caption "Perquisites and Other Benefits."

Name	Executive Contributions in 2013 ($) (1)	Registrant Contributions in 2013 ($) (2)	Aggregate Earnings in 2013 ($) (3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($) (4)
Sam L. Susser	228,414	10,964	885,767	—	4,650,528
Mary E. Sullivan	21,267	4,253	61,881	—	310,760
Steven C. DeSutter	14,527	2,905	11,683	—	106,458
E.V. Bonner, Jr.	37,974	4,888	205,272	—	864,226
Rocky B. Dewbre	21,624	4,234	61,511	—	499,865
________________

(1)
The amounts shown reflect the executive’s contributions to the NQDC plan during the fiscal year, and are included in the salary and variable compensation numbers shown in the Summary Compensation Table.

(2)
The amounts included in this column reflect the Company’s matching contributions to the NQDC plan, and are included within the amounts reported "All Other Compensation" for 2013 in the Summary Compensation Table.

(3)
Reflects net earnings/(losses) in each participant’s plan account. These amounts do not constitute above market interest or preferential earnings, and therefore are not included in the summary compensation table above.

(4)
The following table provides information regarding amounts reported in the aggregate balance at last fiscal year end that were previously reported as compensation to the NEOs in the Summary Compensation Table.

Name	Previously Reported Compensation ($)
Sam L. Susser	2,814,576
Mary E. Sullivan	191,313
Steven C. DeSutter	74,554
E.V. Bonner, Jr.	499,523
Rocky B. Dewbre	325,365

Potential Payments Upon Termination or Change of Control
In addition to the termination and change of control provisions in our employment agreements with our NEOs, each of our NEOs currently holds stock options and/or shares of restricted stock or restricted stock units that have not vested. These shares and options will vest immediately upon a change of control in the Company followed by termination of employment (including certain events of constructive termination, including demotion or relocation), certain shares will vest irrespective of continued employment, and all vest upon the termination of the executive due to death or disability, as further discussed in the table below.

The following table shows the amount of incremental value that would have been received by each of the NEOs upon certain events of termination or a change of control in the Company on December 29, 2013:

Name	Benefit	Termination Due to Death or Disability ($) (1)	Termination by Executive for “Good Reason” except Change of Control, or by Company Other than for “Cause” ($) (2)	Change of Control Followed by Termination for “Good Reason”, or by Company Other than for “Cause” ($) (3)	Change of Control with Continued Employment ($) (4)
Sam L. Susser	Salary	—	1,500,000	1,500,000	—
	Health/Medical	10,602	33,676	33,676	—
	Stock Vesting	8,645,249	—	8,645,249	7,644,661
	Tax Gross-Up	—	—	2,112,824	1,207,163

Mary E. Sullivan	Salary	—	583,476	583,476	—
	Health/Medical	6,236	24,945	24,945	—
	Stock Vesting	1,384,668	—	1,384,668	132,400
	Tax Gross-Up	—	—	—	—

Steven C. DeSutter	Salary	—	150,000	150,000	—
	Health/Medical	6,236	24,945	24,945	—
	Stock Vesting	1,252,268	—	1,252,268	—
	Tax Gross-Up	—	—	—	—

E.V. Bonner, Jr.	Salary	—	638,682	683,682	—
	Health/Medical	10,602	33,676	33,676	—
	Stock Vesting	1,384,668	—	1,384,668	132,400
	Tax Gross-Up	—	—	—	—

Rocky B. Dewbre	Salary	—	588,248	588,248	—
	Health/Medical	10,602	33,676	33,676	—
	Stock Vesting	1,384,668	—	1,384,668	132,400
	Tax Gross-Up	—	—	—	—
________________

(1)
Health care benefits do not continue upon an executive’s disability; upon death, spouse and dependents of executives are entitled to continuation of health coverage for one year; amounts reflected represent portion of annualized premiums attributable to spouse/dependent coverage. Any unvested options, restricted stock or RSUs fully vest upon death or disability. The amounts stated for stock vesting represent the product of the number of securities as to which restrictions would lapse and (i) $64.50 for shares of Susser common stock or (ii) $33.10 for SUSP Units.

(2)
"Salary" represents salary-based severance paid at $1,500,000 Mr. Susser and two times base salary for Ms. Sullivan and Messrs. Bonner and Dewbre. Mr. DeSutter receives the greater of (i) the difference between the aggregate market value of his initial grant of 10,000 shares of restricted stock and his base salary and (ii) $150,000. Amount of health care benefits represent 18 months of COBRA premiums, plus a cash payment representing 6 months of COBRA premiums, if the executive has not obtained coverage after such 18 month period. If any payment or benefit is determined to be subject to an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, the executive is entitled to receive an additional payment (tax gross-up) to adjust for the incremental tax cost of the payment or benefit. An excise tax is not payable if the present value of the payments and benefits to be received is less than three times the average compensation for the prior five years.

(3)
In the case an executive terminates employment for "good reason" related to a change of control event, or is involuntarily terminated by us following such an event "without cause", in addition to any payments that would be due for salary and health care benefits, any unvested options, RSUs or restricted stock would also fully vest. The amounts stated for stock vesting represent the product of the number of securities as to which restrictions would lapse and (i) $64.50 for shares of Susser common stock or (ii) $33.10 for SUSP Units. The present value of the benefit attributed to early vesting of options and restricted stock is included in the payments or benefits subject to potential excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended.

(4)
Certain unvested restricted stock fully vest upon a change of control event for Mr. Susser, irrespective of continued employment. The amounts stated for stock vesting represent the product of the number of shares whose restrictions lapsed and $64.50. All of Messrs Bonner, DeSutter and Dewbre and Ms. Sullivan's restricted stock vest upon change of control only if the NEO does not retain his or her current position, with the exception of the SUSP phantom units. The amounts reflected in this column include only restricted stock for which vesting acceleration occurs upon change of control without regard to continued employment.

In the event an executive resigns for reasons other than death, disability or "good reason," our employment agreements do not provide for any special payments or benefits.

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with SEC rules, our shareholders are being asked to approve an advisory resolution on the compensation of the named executive officers, as disclosed in this proxy statement, including the Compensation Discussion and Analysis, the summary compensation table and related tables and disclosure.
Shareholders are encouraged to read the Compensation Discussion and Analysis section of this proxy statement for a more detailed discussion of how the Company's compensation programs reflect our compensation philosophy, the significant policies and practices underlying our compensation programs and the timing of key decisions. The Board and the Compensation Committee believe that the Company's policies and procedures described in the Compensation Discussion and Analysis section are effective in achieving our Company's goals and that the compensation of our named executed officers has supported and contributed to our Company's success. We are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement.
In accordance with Rule 14a-21(a) of the Securities Exchange Act, we are asking shareholders to approve the following advisory resolution:
"RESOLVED, that the shareholders of Susser Holdings Corporation approve, on an advisory basis, the compensation paid to our named executive officers, as set forth in the Compensation Discussion and Analysis, compensation tables and narrative discussion in this proxy statement."
The vote is advisory and non-binding. The Compensation Committee will consider the outcome, along with other relevant factors, in its future compensation determinations.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE FOREGOING RESOLUTION APPROVING OUR EXECUTIVE COMPENSATION AS DISCLOSED IN THIS PROXY STATEMENT ON AN ADVISORY BASIS.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

General
The following table presents fees for audit services rendered by Ernst & Young LLP ("Ernst & Young") for the audit of our annual consolidated financial statements for fiscal 2012 and fiscal 2013, and fees billed for other services rendered by Ernst & Young during the same periods.

	Fiscal 2012	Fiscal 2013
Audit Fees	$757,511	$874,184
Tax Fees	117,561	38,058
All Other Fees	29,964	—
Total	$905,036	$912,242

Fees for audit and audit related services billed or expected to be billed related to both years consisted of the audit of our annual financial statements, including audit of internal controls over financial reporting, reviews of our interim financial statements and services associated with SEC registration statements and other SEC matters.
Fees for tax services billed during fiscal 2012 and 2013 consisted of fees for tax preparation and tax planning.
In considering the nature of services provided by Ernst & Young, the Audit Committee determined that such services are compatible with the provisions of independent audit services. The Audit Committee discussed these services with Ernst & Young and our management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

Policy for Approval of Audit and Non-Audit Services
Our Audit Committee charter requires that all services provided by our independent public accountants, both audit and non-audit, must be pre-approved by the Audit Committee. The pre-approval of audit and non-audit services may be given at any time up to a year before commencement of the specified service. The services reflected in the table above were pre-approved in accordance with the Audit Committee charter.
In determining whether to approve a particular audit or permitted non-audit service, the Audit Committee will consider, among other things, whether such service is consistent with maintaining the independence of the independent public accountants. The Audit Committee will also consider whether the independent public accountants are best positioned to provide the most effective and efficient service to us and whether the service might be expected to enhance our ability to manage or control risk or improve audit quality.

AUDIT COMMITTEE REPORT
The Audit Committee has reviewed and discussed the Company's audited consolidated financial statements for the fiscal year ended December 29, 2013 with management.
The Audit Committee has discussed with Ernst & Young LLP, the Company's independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.
The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP their independence.
Based on the Audit Committee's review and discussions described in this report, the Audit Committee recommended to our Board of Directors that our audited consolidated financial statements for the fiscal year ended December 29, 2013, be included in our Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

Audit Committee
Armand S. Shapiro (Chair)
David P. Engel
Ronald G. Steinhart

PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of our Board of Directors is solely responsible for selecting our independent public accountants. The Audit Committee has selected Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2014. Although shareholder approval is not required to appoint Ernst & Young as our independent public accountants, we believe that submitting the appointment of Ernst & Young to our shareholders for ratification is a matter of good corporate governance. If our shareholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee. The proxy will be voted as specified, and if no specification is made, the proxy will be cast "FOR" this proposal.
During our fiscal year ended December 29, 2013, there were no disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which if not resolved to their satisfaction would have caused them to make reference to the subject matter of the disagreements in connection with their opinion.
The audit report of Ernst & Young on our consolidated financial statements for the years ended January 1, 2012, December 30, 2012 and December 29, 2013 did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles.
Representatives of Ernst & Young will be present at the Meeting, will have the opportunity to make a statement (if they desire to do so) and will be available to answer shareholder questions.

OUR BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP FOR FISCAL YEAR 2014.

OTHER MATTERS
Other Business
We have not received notice as required under our bylaws of any other matters to be proposed at the Meeting. Consequently, the only matters to be acted on at the Meeting are those described in this proxy statement, along with any necessary procedural matters related to the Meeting. As to procedural matters, or any other matters that are determined to be properly brought before the Meeting calling for a vote of the shareholders, it is the intention of the persons named in the accompanying proxy, unless otherwise directed in that proxy, to vote on those matters in accordance with their best judgment.

Certain Relationships and Related Person Transactions
Leasing Transactions
We lease nine of our convenience stores and two of our dealer locations from related parties, including: Sam L. Susser, our President and Chief Executive Officer and a director; Sam J. Susser, a director; and various entities affiliated with Sam L. Susser, Sam J. Susser, and members of their immediate families. In connection with the leasing of these properties, we made rental payments during the previous fiscal year to the persons set forth below and in the amounts set forth opposite such person’s name.

Lessor	Fiscal 2013
Sam L. Susser	$165,832
Susser Holdings II, L.P. (1)	1,559,272
McPherson Street Partners, L.P. (2)	39,000
Sam J. Susser	33,000
S.J. Susser Family Partnership, L.P. (3)	170,000
________________

(1)	Susser Holdings II, L.P. is wholly owned by Sam L. Susser.

(2)	Sam L. Susser owns a 45.0% interest in McPherson Street Partners, L.P.

(3)
Sam J. Susser and his spouse each own a 48% limited partnership interest in the S. J. Susser Family Partnership, L.P; Sam L. Susser also owns a 1.0% limited partnership interest and SJS Management LLC, which is 100% owned by Sam J. Susser and his spouse, owns a 1% general partnership interest. Family members of Sam J. Susser and Sam L. Susser hold the remaining 2% limited partnership interest.

Generally, we have the option to renew these leases. We believe the lease and renewal rates for such leased properties are no less favorable to us than we could have obtained in an arm’s length transaction.
Use of Private Aircraft
Sam L. Susser owns an aircraft, which is used by us for business purposes in the course of operations. We pay Mr. Susser a fee based on the number of hours flown, and reimburse the aircraft management company for fuel and the actual out-of-pocket costs of pilots and their related expenses for Company use of the aircraft. In connection with this arrangement, we made payments to Mr. Susser in the amount of $0.3 million, $0.4 million and $0.6 million during 2011, 2012 and 2013, respectively. Based on current market rates for chartering of private aircraft, the terms of this arrangement are comparable (or more favorable to the company) than those we could have obtained in an arm’s length transaction.
Employment of Jerry Susser
Jerry Susser is employed as Vice President of Real Estate for us and, for services performed during 2013, received annual compensation of $167,066 and a bonus of $26,949. Mr. Susser is the brother of Sam J. Susser, one of our directors, and an uncle of Sam L. Susser, our President and Chief Executive Officer and a director. The compensation and bonus amounts paid to Jerry Susser in return for the services he provides (and has provided) are comparable (or more favorable to the Company) than those we would expect to pay an unaffiliated party after arm’s length negotiations.

Susser Company Ltd.
Our subsidiary, Susser Company Ltd., a Texas limited partnership, is 85.18% owned by its limited partner, Stripes LLC, 7.41% owned by its general partner, Sam J. Susser, and 7.41% owned by its general partner, Jerry Susser. Sam J. Susser and Jerry Susser have agreed that they have no right to distributions from Susser Company Ltd. and no management or voting control and have given their proxy for all partnership matters to Stripes LLC.
Policy Regarding Transactions with Affiliates
Our Audit Committee’s written charter requires the Audit Committee to review, discuss with management and the independent auditor and approve any transactions or courses of dealings with related parties, including our significant shareholders, directors (or director nominees), corporate officers or other members of senior management and their family members, that are significant in size or involve terms or other considerations that differ from those that would likely be negotiated with independent parties. Our Code of Business Conduct and Ethics, in turn, requires that all potential conflicts of interest (including related party transactions) be disclosed to our General Counsel. If our General Counsel is notified of a proposed transaction of anything more than nominal value or significance that would, directly or indirectly, benefit one or more related parties, our Audit Committee is notified of the potential related party transaction. If any member of the Audit Committee has an interest in the proposed transaction, that member is required to recuse himself from consideration and approval of such transaction. Such transactions are approved only in the event that the Audit Committee concludes that the transaction is in our best interest and on terms no less favorable to us than those available in an arms-length transaction.
Section 16(a) Beneficial Ownership Reporting Compliance
Each director, executive officer (and, for a specified period, certain former directors and executive officers) and each holder of more than 10 percent of a class of our equity securities is required to report to the SEC his or her pertinent position or relationship, as well as transactions in those securities, by specified dates. Based solely upon a review of reports on Forms 3 and 4 (including any amendments) furnished to us during our most recent fiscal year and reports on Form 5 (including any amendments) furnished to us with respect to our most recent fiscal year, and written representations from officers and directors that no Form 5 was required, we believe that all filings applicable to our officers, directors and beneficial owners required by Section 16(a) of the Exchange Act were filed on a timely basis during 2013.

Shareholder Proposals
Proposals to be included in the proxy statement
In order to be included in the our proxy materials for presentation at the 2015 annual meeting, a shareholder proposal pursuant to Rule 14a-8 Exchange Act must be received by the Secretary of the Company at our principal executive offices by December 15, 2014, and must comply with the requirements of Rule 14a-8.
Director nominations and other proposals
Our bylaws require that for nominations of persons for election to the Board of Directors or the proposal of business not included in our notice of the meeting to be considered by the shareholders at an annual meeting, a shareholder must give written notice thereof not less than 90 days and not more than 120 days prior to the first anniversary of the prior year's meeting date.
To be timely for the 2015 annual meeting of shareholders, that notice must be delivered to the Secretary of the Company at our principal executive offices between January 13, 2015 and February 12, 2015. Proposals that do not comply with these notice provisions and with the other requirements set forth in our bylaws will not be considered at the Company's 2015 annual meeting. Therefore, we recommend that any shareholder desiring to make a nomination or submit a proposal for consideration obtain a copy of our bylaws, which may be obtained without charge from the Secretary of the Company upon written request addressed to the Secretary at our principal executive offices.

Shareholder List
A complete list of shareholders will be open to examination by any shareholder for any purpose germane to the annual meeting during ordinary business hours at the executive offices of the Company for a period of ten days prior to the annual meeting.
Incorporation by Reference
To the extent that this Proxy Statement is incorporated by reference into any other filing we make under the U.S. Securities Act of 1933 or the U.S. Securities Exchange Act of 1934, the sections of this Proxy Statement entitled "Audit Committee Report" and "Compensation Committee Report" (to the extent permitted by the applicable rules of the SEC) will not be deemed incorporated, unless specifically provided otherwise in such filing.

Important Notice Regarding the Availability of Proxy Materials for the 2014 Annual Meeting of Shareholders to be held on May 13, 2014: Our 2014 Proxy Statement and 2013 Annual Report for the year ended December 29, 2013, are available free of charge at http://investor.susser.com/annual-proxy.cfm.

EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY.

By order of the Board of Directors,

E.V. Bonner, Jr.
Executive Vice President, Secretary and General Counsel

SUSSER Holdings Corporation

IMPORTANT ANNUAL MEETING INFORMATION

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Standard Time, on May 13, 2014.

Vote by Internet

- Go to **www.investorvote.com/SUSS**
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Vote by telephone

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Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

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A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors:	For	Withhold
01 - Ronald G. Steinhart	☐	☐
02 - Sam J. Susser	☐	☐

	For	Against	Abstain
2. Advisory Vote to Approve Susser's 2013 Executive Compensation.	☐	☐	☐
3. Ratification of the Appointment of Ernst & Young LLP as Susser's Independent Registered Public Accounting Firm for 2014.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

I (we) hereby revoke all proxies previously given to vote at the meeting or any adjournments thereof and acknowledge receipt of the Notice of Annual Meeting and Proxy Statement. If shares are held by joint tenants, or as community property, all holders must sign. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate full title or capacity in which you are signing.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

SUSSER Holdings Corporation

Proxy — Susser Holdings Corporation — May 13, 2014 Annual Meeting

Proxy Solicited on Behalf of the Board of Directors

By signing on the reverse side, I (we) hereby appoint each of E.V. Bonner, Jr. and Mary E. Sullivan as proxies (with full power to act without the other and with full power of substitution) to attend, represent and vote my (our) shares entitled to vote at the Company's Annual Meeting of Shareholders to be held on May 13, 2014, or at any adjournment or postponement thereof, in the manner stated on the reverse side hereof, and in their discretion on any other matter that may properly come before the meeting.

Sign, date and return this card promptly using the enclosed envelope. The shares represented by this proxy will be voted in accordance with the instructions designated on the reverse side. If this proxy is signed and returned without specific instructions as to any item, it will be voted FOR the election of the two directors named and FOR proposals 2 and 3.

The Company's Proxy Statement and Annual Report are available at http://investor.susser.com